STOCK PURCHASE AGREEMENT,
DATED AS OF
OCTOBER 16, 2018,
BY AND AMONG
THE SELLER,
THE COMPANIES
AND

THE PURCHASER

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TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS............................................................................................................1
ARTICLE 2 PURCHASE AND SALE..........................................................................................16

2.1	Purchase and Sale 16

2.2	Purchase Price 16

2.3	Payment of the Purchase Price 16

2.4	Net Working Capital and Cash Adjustments. 17

2.5	Section 338 Liability Adjustments 19

2.6	Withholding Rights 20
ARTICLE 3 REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER.......21

3.1	Ownership of Common Stock 21

3.2	Authorization; Execution and Validity. 21

3.3	Approvals; No Conflicts 22

3.4	Litigation 22

3.5	Assets Used in the Business 23
ARTICLE 4 REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGET COMPANIES.........................................................................................................23

4.1	Authorization; Execution and Validity. 23

4.2	Approvals; No Conflicts 23

4.3	Organization 24

4.4	Capitalization 25

4.5	Financial Statements 25

4.6	Absence of Undisclosed Liabilities 26

4.7	Assets 27

4.8	Contracts 27

4.9	Real Property 29

4.10	Litigation 30

4.11	Compliance with Laws 30

4.12	Intellectual Property. 31

4.13	Conduct of Business 34

4.14	Insurance 37

4.15	Permits 37

4.16	Employee Benefit Plans. 38

4.17	Affiliate Transactions 40

4.18	Health, Safety and Environment 40

4.19	Employees; Labor Relations 42

4.20	Workers’ Compensation 45

4.21	Taxes 45

4.22	Accounts Receivable; Accounts Payable; Inventory. 48

4.23	Vendors 49

4.24	Bank Accounts; Powers of Attorney 50

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4.25	Brokers’ or Finders’ Fees 50

4.26	Corporate Names; Business Locations 51

4.27	Foreign Corrupt Practices 51

4.28	Disclosure 51

4.29	No Other Representation 51
ARTICLE 5 REPRESENTATIONS AND WARRANTIES CONCERNING PURCHASER.......51

5.1	Authorization; Execution and Validity. 51

5.2	Approvals; No Conflicts 52

5.3	Organization 53

5.4	Financing 53

5.5	Brokers’ or Finders’ Fees 53

5.6	Litigation 53

5.7	No Other Representation 53
ARTICLE 6 OTHER AGREEMENTS AND COVENANTS.......................................................54

6.1	Conduct of Business 54

6.2	Access Rights 54

6.3	Non-Negotiation 54

6.4	Affiliate Transactions 55

6.5	Efforts to Close; Regulatory and Other Authorizations; Consents 55

6.6	Notices of Certain Events 56

6.7	Tax Matters. 58

6.8	Indemnification of Officers and Directors 63

6.9	Financing 63

6.10	Restrictive Covenants 64

6.11	Waiver, Release and Discharge 67

6.12	Financial Statements and Reports 67

6.13	Stock of RLC 68

6.14	WARN Act. 69

6.15	Assignment. 69
ARTICLE 7 CONDITIONS PRECEDENT TO THE CLOSING; TERMINATION....................69

7.1	Mutual Conditions Precedent to Obligations of All Parties 69

7.2	Conditions Precedent to Obligations of the Purchaser 70

7.3	Conditions Precedent to Obligations of the Seller and the Compan 71

7.4	Termination 71
ARTICLE 8 CLOSING..................................................................................................................73

8.1	Time and Place 73

8.2	Deliveries of the Seller and the Compan 73

8.3	Deliveries of the Purchaser 75
ARTICLE 9 INDEMNIFICATION...............................................................................................76

9.1	Indemnification of the Purchaser 76

9.2	Indemnification of the Seller 76

9.3	Certain Limitations 77

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9.4	Indemnification Procedure 78

9.5	Materiality Qualifiers 79

9.6	Investigation 79

9.7	Payment 80

9.8	Exclusive Remedy 80

9.9	Mitigation 81
ARTICLE 10 MISCELLANEOUS................................................................................................81

10.1	Successors and Assigns; Assignment. 81

10.2	Notices. 81

10.3	Amendment, Modification and Waiver 82

10.4	Confidentiality 83

10.5	Time is of the Essence 83

10.6	Exhibits and Schedules 83

10.7	Entire Agreement 83

10.8	Severability 83

10.9	Rules of Construction 83

10.10	Binding Effect 84

10.11	Choice of Law 84

10.12	Disputes 84

10.13	Survival of Covenants 85

10.14	No Third Party Beneficiaries 85

10.15	Further Assurances 86

10.16	Counterparts 86

10.17	Electronic Execution and Delivery 86

10.18	Specific Performance 86

10.19	Expenses 87

10.20	Post-Acquisition Attorney-Client Issues. 87

EXHIBITS

Exhibit A        Form Escrow Agreement
Exhibit B        Financing Letter
Exhibit C        Methodology for the Company Allocation Statement

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STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is dated as of October 16, 2018, by and among (i) Craig Mateer (the “Seller”), (ii) ZWB Holdings, Inc., a Florida corporation (“ZWB”), and Rynn’s Luggage Corporation, a Pennsylvania corporation (“RLC” and together with ZWB, the “Companies” and each, a “Company”), and (iii) SP Plus Corporation, a Delaware corporation (the “Purchaser”).
RECITALS
A.The authorized capital stock of ZWB consists of 10,000 shares of common stock, par value $0.01 per share (the “ZWB Common Stock”), of which 1,000 shares are issued and outstanding. The Seller owns beneficially and of record 100% of the issued and outstanding shares of the ZWB Common Stock.
B.    The authorized capital stock of RLC consists of 50,000 shares of common stock, par value $1.00 per share (the “RLC Common Stock”), of which 10,000 shares are issued and outstanding as of the date hereof and of which 7,500 shares shall be issued and outstanding as of the Closing. As of the date hereof, the Seller owns beneficially and of record 75% of the issued and outstanding shares of the RLC Common Stock, and, prior to the Closing, the Seller shall own beneficially and of record 100% of the issued and outstanding shares of the RLC Common Stock.
C.    On the terms and subject to the conditions set forth in this Agreement, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, (i) 100% of the issued and outstanding shares of the ZWB Common Stock and (ii) 100% of the issued and outstanding shares of the RLC Common Stock (collectively, the “Purchased Stock”).
AGREEMENT
In consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Article 1.
“2017 Financial Statements” means the restated audited combined balance sheet of the Target Companies as of December 31, 2017 and the related restated audited combined statements of income, changes in equity and cash flows for the year then ended, together with a true and correct copy of the related notes and schedules thereto, the report of the Target Companies’ auditor on such audited financial statements, and all letters from such accountants with respect to the results of such audits.

“338 Protest Notice” has the meaning set forth in Section 2.5(b).
“Accountants” has the meaning set forth in Section 2.4(d).
“Adjustment Escrow Amount” means $300,000.
“Adjustment Escrow Fund” has the meaning set forth in Section 2.3(b).
“Adverse Consequences” means any and all Liabilities, obligations, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, judgments, Taxes, fines or expenses (whether or not arising out of third party claims), including interest, penalties, reasonable fees and expenses of attorneys, accountants and other consultants and experts and commercially reasonable amounts paid in investigation, defense or settlement of any of the foregoing; provided, that, except to the extent actually awarded or paid in connection with a Third Party Claim, “Adverse Consequences” shall not include any punitive damages.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used in this definition, the term “control” means: (i) the power to vote at least ten percent (10%) of the voting power of a Person or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise. In addition, the Seller, each Person who is a director, manager or officer of the Target Companies, each family member of the Seller or any such director, manager or officer, or any trust for the benefit of any of the foregoing, and each Affiliate of any of the foregoing, shall be deemed an “Affiliate” of the Target Companies.
“Affiliate Transaction” has the meaning set forth in Section 4.17.
“Affiliated Group” means an “affiliated group” as defined in Section 1504 of the Code (or analogous affiliated, combined, consolidated, unitary or similar group under applicable state, local or foreign Income Tax Law).
“Agreement” has the meaning set forth in the preamble.
“Arbitration Panel” has the meaning set forth in Section 10.12(a).
“Attorney-Client Communication” has the meaning set forth in Section 10.20(a).
“Base Amount” means $275,000,000.
“Basket” has the meaning set forth in Section 9.3(b).
“Books and Records” means all books and records of the Target Companies, including all records, files, papers, sales and purchase correspondence, books of account and financial, tax and employment records, whether in tangible or digital form.
“Business” means the business of the Target Companies, as currently conducted.

“Business Day” means a day other than Saturday, Sunday or a public holiday on which banks are authorized or required to be closed under the laws of the State of Delaware.
“Cap” has the meaning set forth in Section 9.3(d).
“Cash” means, as of the Effective Time, cash and cash equivalents of the Target Companies as determined in accordance with GAAP and, for the sake of clarity, shall not include any restricted cash, any book overdraft balances resulting from zero balance type accounts, any cash necessary to fund checks which have been written or ACH or similar withdrawal transactions which have been authorized by a Target Company and not funded as of the Effective Time.
“Cash Schedule” has the meaning set forth in Section 2.4(b).
“CCM” has the meaning set forth in Section 4.5(a).
“Chair” has the meaning set forth in Section 10.12(a).
“Closing” has the meaning set forth in Section 8.1.
“Closing Date” has the meaning set forth in Section 8.1.
“Closing Date Debt and Expenses” has the meaning set forth in Section 2.3(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Software” means software programs generally available to the public or businesses, which have been licensed to a Target Company for internal use only (and not embedded in any Company Technology) pursuant to non-negotiable “click-wrap,” “click to download,” “browsewrap” or “shrink-wrap” end-user licenses.
“Company” or “Companies” has the meaning set forth in the preamble.
“Company Allocation Statement” has the meaning set forth in Section 6.7(h)(ii).
“Company Auditor” has the meaning set forth in Section 6.12(d).
“Company Bring Down Certificate” has the meaning set forth in Section 7.2(d).
“Company Disclosure Letter” means the Company Disclosure Letter attached hereto, dated as of the date hereof, delivered by the Seller and the Companies to the Purchaser in connection with this Agreement.
“Company Employees” has the meaning set forth in Section 4.19(a).
“Company Intellectual Property” has the meaning set forth in Section 4.12(b).
“Company Plan Affiliate” means the Target Companies, their predecessors, and any other Person, who constitutes, has constituted, is required to be aggregated in, or has been required to be aggregated in, all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, any of the Target Companies or any of their predecessors, under Section 414 of the Code or Section 4001 of ERISA.
“Company’s Knowledge” or any similar phrase, means (i) the actual knowledge of the Seller, Gene Muhart, Todd Hunter, Bob Miles, Elaine Lerner, Stephen Rynn, Randy Ducote, James Christie, Darren Barton, Bill Arden, Mark Patz, Chad Burgess, Steve Antonio, Joe Littler or Amanda Vaughn or (ii) the existence or absence of such facts or circumstances of which a reasonably prudent person would be aware after due inquiry of employees or agents of the Target Companies who could reasonably be expected to have knowledge or information with respect to the matter in question.
“Company Technology” has the meaning set forth in Section 4.12(h).
“Company Transaction Expenses” means (i) all of the fees and expenses incurred or payable by any Target Company or its agents or representatives in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement and the Transaction Documents, including all fees, expenses, disbursements and other similar amounts paid to attorneys, financial advisors or accountants, (ii) all payments required to obtain third party consents and all payments required to obtain the release of the Seller Guarantees in connection with the consummation of the transactions contemplated by this Agreement and (iii) all change of control, severance, bonus, stock appreciation, phantom stock or similar payments due by any Target Company to any Person and other accelerations or increases in rights or benefits of any Target Company’s employees under any plan, agreement or arrangement of a Target Company, which obligation, in each case, either (A) arises at or prior to the Closing or (B) is payable or becomes due in whole or in part as a result of the consummation of the transactions contemplated by this Agreement, including all Taxes that are payable by a Target Company in connection with or as a result of the payment of such obligation.
“Confidential Information” shall mean confidential and proprietary information concerning the Business and the Target Companies, including information relating to financial statements, clients, customers, potential clients or customers, employees, suppliers, vendors, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, strategies, prospects or other proprietary information. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that now or hereafter is in the public domain by means other than disclosure by the Companies, the Seller or any Affiliate or representative thereof in violation of this Agreement.
“Confidentiality Agreement” has the meaning set forth in Section 10.7.
“Contemplated Transaction” has the meaning set forth in Section 10.20(a).
“Contingent Worker” has the meaning set forth in Section 4.19(a).
“Contracts” means any contracts, commitments, purchase orders, deeds, mortgages, instruments, notes, bonds, indentures, sales orders, licenses, leases and other agreements or arrangements, whether written or oral, to which any of the Target Companies is a party or by which any of the Target Companies or any of their respective assets are bound or subject.
“Data Security Requirements” means all of the following, to the extent relating to privacy or data security and applicable to the Business, including the collection, receipt, storage, processing, use, disclosure, dissemination and disposal of data or other information in connection with the Business: (i) all applicable Laws; (ii) Payment Card Industry Data Security Standard (PCI DSS) applicable to the industry in which the Business operates; (iii) any and all applicable Contracts to which any Target Company is a party: and (iv) all applicable practices and policies of the Target Companies.
“Draft Financial Statements” has the meaning set forth in Section 4.5(a)(iv).
“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.
“Election” has the meaning set forth in Section 6.7(h).
“Employee Benefit Plan” means any of the following (whether written, unwritten or terminated) which any of the Target Companies or any predecessor that operated the business of any of the Target Companies has at any time sponsored, maintained, made contributions to, or with respect to which such entity has or had any other Liability (contingent or otherwise):  (i) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, severance plan, or sick leave plan; (ii) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, and any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (iii) any other plan, policy, program, arrangement or agreement which provides compensation, employee benefits or benefits to any current or former employee, dependent, beneficiary, director, manager, Individual Independent Contractor or like person, including any severance agreement or plan, personnel policy, vacation time, holiday pay, tuition reimbursement program, service award, moving expense reimbursement program, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, stock bonus or deferred bonus or compensation plan, or salary reduction, change-of-control or employment agreement.
“Enforceability Exceptions” means, with respect to enforcement of the terms and provisions of this Agreement or any Transaction Document, (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights or relief of debtors generally and (ii) the effect of general principles of equity, including general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law).
“Environmental and Safety Requirements” means any Law that is related to (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) health or safety, and/or (iii) any Hazardous Material, including (A) the investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of any Release or threatened Release of any Hazardous Material or (B) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes but is not limited to the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Emergency Planning and Community Right-to-Know Act, (42 U.S.C. § 11001 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. § 6901 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the regulations promulgated thereunder and the analogous state and local statutes and regulations.
“Environmental Permits” has the meaning set forth in Section 4.18(j).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” has the meaning set forth in Section 2.3(b).
“Escrow Agreement” has the meaning set forth in Section 2.3(b).
“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.
“Estimated Cash” has the meaning set forth in Section 2.4(a).
“Estimated Net Working Capital” has the meaning set forth in Section 2.4(a).
“Estimated Purchase Price” means (i) the Base Amount, (ii) minus the amount by which the Estimated Net Working Capital is less than the Net Working Capital Target, or plus the amount by which the Estimated Net Working Capital is greater than the Net Working Capital Target, as the case may be, (iii) plus the amount of the Estimated Cash, (iv) plus an amount equal to the Estimated Section 338 Gross-Up Amount.
“Estimated Section 338 Gross-Up Amount” means $531,250.00, which amount is determined based on the mathematics set forth in the definition of Section 338 Liability, based on estimated Ordinary Taxable Income of $2,500,000.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Final Cash” has the meaning set forth in Section 2.4(d).
“Final Net Working Capital” has the meaning set forth in Section 2.4(d).

“Final Purchase Price” means (i) the Base Amount, (ii) minus the amount by which the Estimated Net Working Capital is less than the Net Working Capital Target, or plus the amount by which the Estimated Net Working Capital is greater than the Net Working Capital Target, as the case may be, (iii) minus the Net Working Capital Shortfall, if any, or plus the Net Working Capital Surplus, if any, (iv) plus the amount of Final Cash, (v) plus an amount equal to the Final Section 338 Gross-Up Amount.
“Final Section 338 Gross-Up Amount” has the meaning set forth in Section 2.5(c).
“Financial Statements” has the meaning set forth in Section 4.5(a).
“Financing” has the meaning set forth in Section 5.4.
“Financing Letter” has the meaning set forth in Section 5.4.
“Financing Sources” has the meaning set forth in Section 5.4.
“Fundamental Representations” has the meaning set forth in Section 9.3(a).
“GAAP” means United States generally accepted accounting principles.
“Global Relationship” has the meaning set forth in Section 4.23(b).
“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, department, board, bureau, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city, other political subdivision or any other similar body or organization exercising similar powers or authority, including without limitation, the Transportation Security Administration, the Department of Homeland Security, the Federal Aviation Authority, the Department of Transportation and any airport or port authority.
“Hazardous Material” means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.); (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.); (iii) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure; (iv) radioactive material, including any source, special nuclear, or by‑product material, as defined by the Atomic Energy Act of 1954 (42 U.S.C. § 2011 et seq.); (v) asbestos that is friable or reasonably likely to become friable; (vi) polychlorinated biphenyls; (vii) microbial matter, biological toxins, mycotoxins, mold or mold spores; and (viii) other material, substance or waste to which liability or standards of conduct may be imposed, or which requires or may require investigation, under any applicable Environmental and Safety Requirements.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such Act.
“Income Taxes” shall mean (i) all Taxes based upon, measured by, or calculated with respect to (A) net income or profits (including any capital gains or minimum Tax but not including any sales, use, real or personal property, transfer or similar Taxes) or (B) multiple bases (including, but not limited to, corporate franchise or doing business) if one or more Taxes upon which such Tax may be based, measured by or calculated with respect to, is described in clause (i)(A) above; or (ii) all U.S., state, local and foreign franchise and similar Taxes imposed in lieu of net income Taxes, including in the case of each of clauses (i) and (ii) any related interest and penalties, additions to such Tax or additional amounts imposed with respect thereto by any Governmental Authority, whether disputed or not.
“Income Tax Return” means any Tax Return relating to Income Taxes.
“Indebtedness” means, with respect to any Person, without duplication, (i) the current and long-term portions (whether current or funded, secured or unsecured) of any amount owed by such Person in respect of (A) borrowed money, (B) capitalized lease obligations and (C) bankers’ acceptances or letters of credit, whether drawn or not, and any promissory note related thereto; (ii) all obligations of such Person for the deferred purchase price of any property or services, including the RLC Redemption Price, and further including earnouts, payments under non-compete agreements and seller notes (other than trade accounts payable and accrued employee related expenses, in each case as should be reflected on the most recent balance sheet of such Person as current liabilities arising in the ordinary course of business consistent with past practice); (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement; (iv) all obligations of such Person secured by a purchase money mortgage or other Lien; (v) any obligations secured by Liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property; (vi) all obligations of such Person with respect to unfunded or underfunded Employee Benefit Plans and accrued but unpaid compensation or other amounts due to employees and/or Individual Independent Contractors (other than accrued employee related expenses as should be reflected on the most recent balance sheet of such Person as current liabilities arising in the ordinary course of business consistent with past practice); (vii) all obligations of other Persons of a type referred to in clauses (i) through (vi) above which are directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which such Person has otherwise assured a credit against loss; (viii) interest, principal, prepayment penalty, premiums, fees or expenses, to the extent due or owing in respect of those items listed in clauses (i) through (vii) above, whether resulting from their payment or discharge or otherwise; and (ix) any refinancings of any of the foregoing obligations.
“Indemnified Party” has the meaning set forth in Section 9.4(a).
“Indemnifying Party” has the meaning set forth in Section 9.4(a).
“Indemnity Escrow Amount” means $27,500,000.
“Indemnity Escrow Fund” has the meaning set forth in Section 2.3(b).
“Independent Contractor” means any independent contractor with the exception of attorneys, law firms, accountants, accounting firms and similar Persons.

“Individual Independent Contractor” means any independent contractor that is a natural person that provides services on behalf of himself or herself, or on behalf of an entity that such natural person is either the sole or majority owner.
“Insurance Policies” has the meaning set forth in Section 4.14.
“Intellectual Property” means intellectual property, confidential information and proprietary information, in any and all medium, including digital, and as recognized as protectable in any jurisdiction, including all (i) patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, logos, Internet domain names, Social Media Accounts, assumed names and corporate names, in each case, whether or not registered, together with the goodwill of the business associated therewith; (iii) published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights associated therewith; (iv) all registrations, applications, extensions and renewals for any of the items listed in clauses (ii) and (iii); (v) trade secrets; (vi) websites and the contents thereof; (vii) software and computer programs, including operating systems, applications, routines, interfaces and algorithms, whether in source code or object code forms; (viii) databases and the information contained therein; (ix) lists of customers and suppliers and potential customers and suppliers (including any lists of electronic mail addresses of customers and suppliers and potential customers and suppliers); (x) pricing and cost information and business and marketing plans and proposals; (xi) ideas, recipes, formulae, compounds, compositions, know-how, manufacturing and production processes and techniques, research and development information, artwork and graphic design, drawings, specifications, blueprints, manuals and documentation, data, improvements, databases and promotional materials; and (xii) all proprietary rights relating to any of the foregoing, including all causes of action, damages and remedies related thereto.
“Interim Financial Statements” has the meaning set forth in Section 4.5(a)(v).
“JAMS” has the meaning set forth in Section 10.12(a).
“JAMS Rules” has the meaning set forth in Section 10.12(a).
“Latest Balance Sheet” has the meaning set forth in Section 4.5(a)(v).
“Law” means the common law of any jurisdiction, or any provision of any foreign, federal, state or local law, statute, ordinance, rule, regulation, order, Permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Authority legally binding on the relevant Person or its properties.
“Law Firm” has the meaning set forth at Section 10.20(a).
“Liabilities” means any indebtedness (including any Indebtedness), liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, due or to become due).

“Liens” means any claims, liens, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever, other than restrictions on the offer and sale of securities under federal and state securities laws.
“Material Adverse Effect” means, with respect to any Person, any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, (i) has had, or could reasonably be expected to have, a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect directly resulting from: (A) changes in general economic, regulatory or political conditions or changes affecting the economy or securities or financial markets in general; (B) a material worsening of current conditions caused by an act of terrorism or war (whether declared or not declared) occurring after the date of this Agreement, or any natural disasters or any national or international calamity affecting the United States occurring after the date of this Agreement; (C) any general downturn in the industry in which such Person or any of its Subsidiaries operates, except, in the case of clauses (A), (B) and (C), to the extent such changes or developments have a disproportionate impact on the business, assets, liabilities, condition or results of operations of such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries conducts their businesses; or (D) the public announcement of this Agreement and the transactions contemplated hereby; or (ii) could materially adversely affect the ability of such Person to consummate the transactions contemplated hereby, or to perform its obligations hereunder, in a timely manner.
“Net Working Capital” means, as of the Effective Time, (i) the current assets of the Target Companies, less (ii) the current liabilities of the Target Companies, in each case as determined in accordance with GAAP (and consistent with the Target Companies’ past practices) and the principles and methodologies, including the adjustments and exclusions, used in preparing the sample set forth on Section 1 of the Company Disclosure Letter.
“Net Working Capital Schedule” has the meaning set forth in Section 2.4(b).
“Net Working Capital Shortfall” has the meaning set forth in Section 2.4(e).
“Net Working Capital Surplus” has the meaning set forth in Section 2.4(e).
“Net Working Capital Target” means $3,000,000.
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License or any license substantially similar to any of the foregoing, including any license approved by the Open Source Initiative.
“Open Source Software” means any software or other copyrighted material subject to an Open Source License.

“Ordinary Taxable Income” means the amount of gains or other income (including, without limitation, depreciation recapture) taxable as either ordinary income or short term capital gains for federal Income Tax purposes, as a result of the deemed sale of the Purchased Assets (occurring as a consequence of the Elections), attributable to the portion of the Final Purchase Price allocated to and among the Purchased Assets on Exhibit C, in asset categories Classes II through V, inclusive, as reduced by the corresponding Tax bases of such assets.
“Organizational Documents” means (i) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation) and the bylaws of such corporation; (ii) in the case of any Person organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company; (iii) in the case of any Person organized as a limited partnership, the certificate of limited partnership and partnership agreement of such limited partnership; (iv) in the case of any other Person, all constitutive or organizational documents of such Person which address matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (i) through (iii) above in the case of Persons organized as corporations, limited liability companies or limited partnerships; and (v) any amendment to any of the foregoing.
“Outside Date” has the meaning set forth in Section 7.4(a)(ii).
“Owned Business Software” has the meaning set forth in Section 4.12(h).
“Owned Intellectual Property” has the meaning set forth in Section 4.12(c).
“Permit” or “Permits” means all permits, licenses, certifications, security clearances, approvals, consents, notices, waivers, qualifications, filings, exemptions and authorizations by or of, or registrations with, any Governmental Authority.
“Permitted Liens” means any (i) inchoate mechanics’, carriers’, workers’ and other similar Liens arising in the ordinary course of business consistent with past practice and that in the aggregate are not material and do not interfere with the present use of the assets to which they apply; (ii) inchoate Liens for Taxes not yet due and payable or for Taxes the amount or validity of which is being contested in good faith by appropriate proceedings by the Target Companies and for which adequate reserves have been established on the Financial Statements in accordance with GAAP; and (iii) landlord’s Liens under Real Property Leases derived under such leases or pursuant to statute for amounts not yet due and payable.
“Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, Governmental Authority or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).
“Personally Identifiable Information” means all information relating to any individual Person which can be used to readily identify such Person or otherwise distinguish or trace such

Person’s identity, including all such information which may, under applicable Laws, be deemed to be personal information, personally identifiable information or the like.
“Pre-Closing Period” has the meaning set forth in Section 6.1.
“Pre-Closing Taxes” means, without duplication, (i) any and all Taxes of or imposed on any of the Target Companies for any and all Pre-Closing Tax Periods, (ii) any and all Taxes of or imposed on any of the Target Companies for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 6.7(c)), (iii) any and all Taxes of an Affiliated Group of which any of the Target Companies (or any predecessor of any such Person) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law), (iv) any and all Taxes of any Person imposed on any of the Target Companies as a result of transferee, successor or similar liability (including bulk transfer or similar Laws) or pursuant to any Law, or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date, (v) Taxes imposed in connection with the transactions contemplated by this Agreement (including any Transfer Taxes), (vi) any and all Taxes of or imposed on any of the Target Companies related or attributable to any election under Section 338 of the Code (or similar provisions of state or local Law), including any and all state and local Income Taxes imposed on any of the Target Companies and Taxes imposed under Section 1374 of the Code (or similar provisions of state or local Law) as a result of any Election, and (vii) any and all amounts required to be paid by any of the Target Companies pursuant to any Tax Sharing Agreement that any of the Target Companies was a party to on or prior to the Closing Date; provided, however, that “Pre-Closing Taxes” shall not include (1) Taxes to the extent such Taxes are reflected in Final Net Working Capital, (2) Taxes resulting from any transactions of the Target Companies occurring at the direction of the Purchaser on the Closing Date but after the Closing outside the ordinary course of business, or (3) Taxes resulting from any breach by the Purchaser of Section 6.7(g) of this Agreement. Notwithstanding anything to the contrary set forth herein, “Pre-Closing Taxes” means the amount of Taxes which would have been payable or paid without taking into account any carryback of any Tax attribute (including any net operating loss carryback) arising in any Tax period ending after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.
“Protest Notice” has the meaning set forth in Section 2.4(c).
“Purchased Stock” has the meaning set forth in the recitals.
“Purchaser” has the meaning set forth in the preamble.
“Purchaser Auditor” has the meaning set forth in Section 6.12(d).
“Purchaser Bring Down Certificate” has the meaning set forth in Section 7.3(c).

“Purchaser Disclosure Letter” means the Purchaser Disclosure Letter attached hereto, dated as of the date hereof, delivered by the Purchaser to the Companies and the Seller in connection with this Agreement.
“Purchaser Indemnified Parties” has the meaning set forth in Section 9.1.
“Purchaser Parties” has the meaning set forth in Section 10.20(a).
“Purchaser Prepared Returns” has the meaning set forth in Section 6.7(a)(ii).
“Q-Sub Election” has the meaning set forth in Section 6.6(a)(iv).
“RCRA” has the meaning set forth in Section 4.18(d).
“Real Property” has the meaning set forth in Section 4.9(b).
“Real Property Leases” has the meaning set forth in Section 4.8(a)(vi).
“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, abandonment or dumping into the indoor or outdoor environment.
“Releasees” has the meaning set forth in Section 6.11.
“Required Consents” has the meaning set forth in Section 6.5(e).
“Required Notices” has the meaning set forth in Section 6.5(d).
“RLC” has the meaning set forth in the preamble.
“RLC Common Stock” has the meaning set forth in the recitals.
“RLC Payment” has the meaning set forth in Section 6.13(b).
“RLC Redemption” has the meaning set forth in Section 6.13(a).
“RLC Redemption Payment” means the purchase price payable by RLC to Stephen Rynn to effect the RLC Redemption.
“S Corporation Election” has the meaning set forth in Section 6.6(a)(iv).
“SEC” means the United States Securities and Exchange Commission.
“Section 338 Liability” means, with respect to the Seller, an amount equal to the quotient of: (i) the product of 17% multiplied by the Ordinary Taxable Income, divided by (ii) 80%.
“Section 338 Schedule” has the meaning set forth in Section 2.5(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” has the meaning set forth in the preamble.
“Seller Controlled Party” means, with respect to the Seller, any other Person that directly or indirectly controls, is controlled by or is under common control with the Seller. As used in this definition, the term “control” means: the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.
“Seller Guarantees” has the meaning set forth in Section 6.5(f).
“Seller Indemnified Parties” has the meaning set forth in Section 9.2.
“Seller Prepared Returns” has the meaning set forth in Section 6.7(a)(i).
“Social Media Accounts” means any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any (i) social media or social networking website or online service, (ii) blog or microblog, (iii) mobile application, (iv) photo, video or other content-sharing website, (v) virtual game world or virtual social world, (vi) rating and review website, (viii) wiki or similar collaborative content website or (ix) message board, bulletin board, or similar forum.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subject Persons” has the meaning set forth in Section 4.19(a).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director, manager or general partner of such limited liability company, partnership, association, or other business entity.
“Superfund” has the meaning set forth in Section 4.18(e).
“Systems” has the meaning set forth in Section 4.12(g).

“Target Companies” means, collectively, the Companies and each of their direct and indirect Subsidiaries.
“Tax” or “Taxes” means all (i) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any U.S. federal, state, local or foreign or other Governmental Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws), (ii) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with (a) any item described in clause (i) or (b) the failure to comply with any requirement imposed with respect to any Tax Return, and (iii) liability in respect of any items described in clause (i) and/or (ii) payable by reason of a Contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, operation of Law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.
“Tax Return” or “Tax Returns” means any return, declaration, form (including Form TD F 90-22.1 and FinCEN Form 114 and any predecessor or successor forms), report, claim, informational return (including all Forms 1099) or statement filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.
“Tax Sharing Agreement” shall mean any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including, without limitation, any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document); provided, however, that a Tax Sharing Agreement does not include Contracts entered into in the ordinary course of business consistent with past practice, the primary purpose of which does not relate to Taxes.
“Term” has the meaning set forth in Section 6.10(a).
“Third Party Claim” has the meaning set forth in Section 9.4(a).
“Top Customers” has the meaning set forth in Section 4.23(b).
“Transaction Bonus Amount” has the meaning set forth in Section 8.2(s).
“Transaction Documents” means the agreements, documents, certificates and instruments to be delivered pursuant to or in connection with this Agreement.

“Transfer Tax” means any stamp, duty, sales, transfer, use, recordation, documentary, value added, excise or similar Tax of any nature whatsoever (including any penalties, interest and additions to Tax), applicable to or arising as a result of the consummation of any of the transactions contemplated hereby.
“Treasury Regulations” means the Treasury regulations promulgated under the Code, as such Treasury regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.
“Union” has the meaning set forth in Section 4.19(c).
“WARN Act” has the meaning set forth in Section 4.19(f).
“ZWB” has the meaning set forth in the preamble.
“ZWB Common Stock” has the meaning set forth in the recitals.
ARTICLE 2
PURCHASE AND SALE
2.1    Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell, assign, transfer and deliver to the Purchaser all of his right, title and interest in and to the Purchased Stock, free and clear of all Liens, restrictions on transfer, options, warrants, rights, calls, commitments, proxies or other contract rights (other than restrictions on the offer and sale of securities under federal and state securities laws).
2.2    Purchase Price. The aggregate purchase price for the Purchased Stock, and the rights and benefits conferred herein, including the Seller’s covenants set forth in Article 6, shall be the Final Purchase Price.
2.3    Payment of the Purchase Price. At the Closing:
(a)    Not less than five (5) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a schedule certified by the Chief Financial Officer of the Target Companies setting forth a good faith estimate of all outstanding Indebtedness of the Target Companies as of the Effective Time and the Company Transaction Expenses remaining unpaid as of the Effective Time, which upon review and written approval by the Purchaser shall be the “Closing Date Debt and Expenses.” The Purchaser shall pay, on behalf of the Target Companies and the Seller and for their account, to the applicable obligees thereof the Closing Date Debt and Expenses.
(b)    The Purchaser shall deposit the Escrow Amount on behalf of the Seller with Wilmington Trust, NA, as escrow agent (the “Escrow Agent”). The Adjustment Escrow Amount, plus all income accrued thereon (the “Adjustment Escrow Fund”), and the Indemnity Escrow Amount, plus all income accrued thereon (the “Indemnity Escrow Fund”) shall be maintained by Escrow Agent to secure the Seller’s obligations under Section 2.4 and Article 9 of this Agreement and shall be administered and payable in accordance with an escrow agreement substantially in the form of Exhibit A attached hereto (the “Escrow Agreement”).
(c)    The Purchaser shall pay to the Seller, by wire transfer of immediately available funds to the account or accounts designated by the Seller, an amount equal to (i) the Estimated Purchase Price, minus (ii) the amount of Closing Date Debt and Expenses, minus, (iii) the Escrow Amount, minus (iv) the Transaction Bonus Amount.
2.4    Net Working Capital and Cash Adjustments.
(a)    Not less than five (5) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser (i) a schedule setting forth his good faith estimate of Net Working Capital, together with a duly executed certificate from the Chief Financial Officer of the Target Companies stating that such schedule was prepared in accordance with the principles and methodologies set forth on Section 1 of the Company Disclosure Letter, which upon review and written approval by the Purchaser shall be the “Estimated Net Working Capital” and (ii) a schedule setting forth his good faith estimate of all Cash, together with a duly executed certificate from the Chief Financial Officer of the Target Companies stating that such schedule was prepared in accordance with this Agreement, which upon review and written approval by the Purchaser shall be the “Estimated Cash.”
(b)    On or prior to the date that is ninety (90) days following the Closing Date, the Purchaser or its representatives shall prepare (i) a schedule setting forth its calculation of Net Working Capital (the “Net Working Capital Schedule”) and (ii) a schedule setting forth its calculation of all Cash (the “Cash Schedule”) and shall deliver the Net Working Capital Schedule and the Cash Schedule to the Seller.
(c)    Within forty-five (45) days following the Seller’s receipt of the Net Working Capital Schedule and the Cash Schedule, the Seller may deliver written notice (the “Protest Notice”) to the Purchaser of any objections, specifying in reasonable detail any contested amounts and the basis therefor, which the Seller may have to the Net Working Capital Schedule and/or the Cash Schedule. The failure of the Seller to deliver such Protest Notice within the prescribed time period will constitute the Seller’s acceptance as final of the Net Working Capital as set forth in the Net Working Capital Schedule and the Cash as set forth in the Cash Schedule. Any amounts not disputed in the Protest Notice (if one is delivered) shall be deemed to be accepted by the Seller as final. Upon receipt of the Net Working Capital Schedule and the Cash Schedule, the Seller and its accountants will be given reasonable access to the Purchaser’s and the Target Companies’ relevant books, records, workpapers and personnel during reasonable business hours for the purpose of verifying the Net Working Capital and Cash. Such access shall include, without limitation and by way of illustration, the following: Purchaser will, and will cause the Target Companies, to: (A) provide the Seller and his advisors, attorneys, auditors, tax accountants, agents, and other relevant representatives with reasonable access to (i) (which shall include, without limitation, the right to make and retain copies thereof subject to the confidentiality obligations set forth in Section 6.10(c)) the books and records of the Purchaser and the Target Companies relevant to the calculations and information set forth in the Net Working Capital Schedule and the Cash Schedule, and to any other documents or information relating to the preparation thereof or calculation of amounts reflected therein reasonably requested by the Seller or its representatives, and (ii) to the employees of the Purchaser, the Purchaser’s Affiliates and the Target Companies responsible for and knowledgeable about the information used or assimilated therein, and the preparation or calculation thereof, and (B) obtain reasonable access to the work papers, if any, of its auditors/accountants relating to the preparation of the Net Working Capital Schedule and the Cash Schedule and any applicable audited or unaudited financial statements, subject to the execution of a customary access letter.
(d)    If the Purchaser and the Seller are unable to resolve any disagreement with respect to the Net Working Capital Schedule and/or Cash Schedule within thirty (30) days following the Purchaser’s receipt of a Protest Notice, then only the amounts in dispute will be referred to the Atlanta, Georgia office of Grant Thornton LLP (the “Accountants”) for final determination within forty-five (45) days after such referral. The determination by the Accountants of the amounts in dispute shall be based solely on presentations by the Purchaser and the Seller (each of which the Accountants shall forward to the other party), and shall not involve the Accountants’ independent review. Any determination by the Accountants shall not be outside the range defined by the respective amounts in the Net Working Capital Schedule and the Cash Schedule proposed by the Purchaser and the Seller’s proposed adjustments thereto, and such determination shall be final, binding and non-appealable upon the parties. Each of the Purchaser, on the one hand, and the Seller, on the other hand, shall bear that percentage of the fees and expenses of the Accountants equal to the proportion (expressed as a percentage) of the dollar value of the disputed amounts determined in favor of the other party by the Accountants. For purposes of this Agreement, “Final Net Working Capital” means the Net Working Capital as finally determined pursuant to this Section 2.4 and “Final Cash” means the Cash as finally determined pursuant to this Section 2.4.
(e)    Within five (5) days of the determination of the Final Net Working Capital:
(i)    if the Estimated Net Working Capital exceeds the Final Net Working Capital by more than $100,000, then (x) the Purchaser and the Seller shall jointly instruct the Escrow Agent to pay to the Purchaser an amount equal to the Estimated Net Working Capital minus the Final Net Working Capital minus $100,000 (such amount, the “Net Working Capital Shortfall”) from the Adjustment Escrow Amount by wire transfer of immediately available funds to an account designed by the Purchaser and (y) if the Adjustment Escrow Amount is less than the amount of such Net Working Capital Shortfall, then the Seller shall pay to the Purchaser the remaining amount of such Net Working Capital Shortfall by wire transfer of immediately available funds; provided, that Purchaser may elect to instead be compensated for such remaining amount of such Net Working Capital Shortfall out of the Indemnity Escrow Amount by the Purchaser and the Seller jointly instructing the Escrow Agent to pay such amount by wire transfer of immediately available funds to an account designed by the Purchaser; provided, further, that the Seller shall, within three (3) Business Days, replenish the Indemnity Escrow Amount by promptly depositing additional funds in the amount released to the Purchaser pursuant to this Section 2.4(e)(i) to be held and administered in accordance with the Escrow Agreement.
(ii)    if the Final Net Working Capital exceeds the Estimated Net Working Capital by more than $100,000, then the Purchaser shall pay to the Seller an amount equal to the Final Net Working Capital minus the Estimated Net Working Capital minus $100,000 (such amount, the “Net Working Capital Surplus”) by wire transfer of immediately available funds to the account designated by the Seller.
(iii)    if the Estimated Net Working Capital is equal to the Final Net Working Capital or the difference between the Estimated Net Working Capital and the Final Net Working Capital is $100,000 or less, then no additional payment shall be owed or made under this Section 2.4(e) by either party hereto.
(f)    Within five (5) days of the determination of the Final Cash:
(i)    if the Estimated Cash exceeds the Final Cash, then (x) the Purchaser and the Seller shall jointly instruct the Escrow Agent to pay to the Purchaser an amount equal to such excess from the Adjustment Escrow Amount by wire transfer of immediately available funds to an account designed by the Purchaser and (y) if the Adjustment Escrow Amount is less than the amount of such excess, then the Seller shall pay to the Purchaser the remaining amount of such excess by wire transfer of immediately available funds; provided, that Purchaser may elect to instead be compensated for such excess out of the Indemnity Escrow Amount by the Purchaser and the Seller jointly instructing the Escrow Agent to pay such excess by wire transfer of immediately available funds to an account designed by the Purchaser; provided, further, that the Seller shall, within three (3) Business Days, replenish the Indemnity Escrow Amount by promptly depositing additional funds in the amount released to the Purchaser pursuant to this Section 2.4(f)(i) to be held and administered in accordance with the Escrow Agreement.
(ii)    if the Final Cash exceeds the Estimated Cash, then the Purchaser shall pay to the Seller an amount equal to such excess by wire transfer of immediately available funds to the account designated by the Seller.
(g)    Promptly following the payments provided for in Section 2.4(e) and Section 2.4(f), the Purchaser and the Seller shall jointly instruct the Escrow Agent to pay the Seller any amount remaining in the Adjustment Escrow Fund.
2.5    Section 338 Liability Adjustments.
(a)    On or prior to the date that is thirty (30) days following the date the Company Allocation Statement is finalized pursuant to Section 6.7(h), the Seller or his representatives shall prepare a schedule setting forth his calculation of the Section 338 Liability (the “Section 338 Schedule”) and shall deliver the Section 338 Schedule to the Purchaser.
(b)    Within forty-five (45) days following the Purchaser’s receipt of the Section 338 Schedule, the Purchaser may deliver written notice (the “338 Protest Notice”) to the Seller of any objections, specifying in reasonable detail any contested amounts and the basis therefor, which the Purchaser may have to the Section 338 Schedule. The failure of the Purchaser to deliver such 338 Protest Notice within the prescribed time period will constitute the Purchaser’s acceptance as final of the Section 338 Liability as set forth in the Section 338 Schedule. Any amounts not disputed pursuant to the 338 Protest Notice (if one is delivered) shall be deemed to be accepted by the Purchaser as final. Upon receipt of the Section 338 Schedule, the Purchaser and its accountants will be given reasonable access to the Seller’s relevant books, records, and workpapers during reasonable business hours for the purpose of verifying the Section 338 Schedule. Such access shall include, without limitation and by way of illustration, the following: Seller will: (A) provide the Purchaser and its advisors, attorneys, auditors, tax accountants, agents, and other relevant representatives with reasonable access to (which shall include, without limitation, the right to make and retain copies thereof subject to the confidentiality obligations set forth in Section 6.10(c)) the books and records of Seller relevant to the calculations and information set forth in the Section 338 Schedule, and to any other documents or information relating to the preparation thereof or calculation of amounts reflected therein reasonably requested by the Purchaser or its representatives, and (B) obtain reasonable access to the work papers, if any, of its auditors/accountants relating to the preparation of the Section 338 Schedule and any applicable audited or unaudited financial statements, subject to the execution of a customary access letter.
(c)    If the Purchaser and the Seller are unable to resolve any disagreement with respect to the Section 338 Schedule within thirty (30) days following the Seller’s receipt of a 338 Protest Notice, then only the amounts in dispute will be referred to the Accountants for final determination within forty-five (45) days after such referral. The determination by the Accountants of the amounts in dispute shall be based solely on presentations by the Purchaser and the Seller (each of which the Accountants shall forward to the other party), and shall not involve the Accountants’ independent review. Any determination by the Accountants shall not be outside the range defined by the respective amounts in the Section 338 Schedule proposed by the Seller and the Purchaser’s proposed adjustments thereto set forth in the Section 338 Protest Notice, and such determination shall be final, binding and non-appealable upon the parties. Each of the Purchaser, on the one hand, and the Seller, on the other hand, shall bear that percentage of the fees and expenses of the Accountants equal to the proportion (expressed as a percentage) of the dollar value of the disputed amounts determined in favor of the other party by the Accountants. For purposes of this Agreement, “Final Section 338 Gross-Up Amount” means the Section 338 Liability as determined pursuant to this Section 2.5.
(d)    Within five (5) days of the determination of Final Section 338 Gross-Up Amount:
(i)    If the Estimated Section 338 Gross-Up Amount exceeds the Final Section 338 Gross-Up Amount, then (x) the Purchaser and the Seller shall jointly instruct the Escrow Agent to pay to the Purchaser an amount equal to such excess from the Indemnity Escrow Amount by wire transfer of immediately available funds to an account designed by the Purchaser and (y) if the Indemnity Escrow Amount is less than the amount of such excess, then the Seller shall pay to the Purchaser the remaining amount of such excess by wire transfer of immediately available funds.
(ii)    if the Final Section 338 Gross-Up Amount exceeds the Estimated Section 338 Gross-Up Amount, then the Purchaser shall pay to the Seller an amount equal to such excess by wire transfer of immediately available funds to the account designated by the Seller.
2.6    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Purchaser and the Target Companies shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under the Code or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, with notice and a description of such withholding to be promptly given to the Seller in each case where such deduction and withholding is made with respect to a payment to the Seller.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER
The Seller represents and warrants to the Purchaser as follows:
3.1    Ownership of Common Stock. Each of the shares of the ZWB Common Stock set forth opposite the Seller’s name in Section 3.1 of the Company Disclosure Letter is owned by the Seller, and upon the Closing will be owned by the Purchaser, beneficially and of record, free and clear of all Liens, restrictions on transfer, options, rights, calls, commitments, proxies or other contract rights (other than restrictions on the offer and sale of securities under federal and state securities laws). Seven thousand five hundred (7,500) shares of the RLC Common Stock are owned by the Seller as of the date hereof. Immediately prior to the Closing, each of the shares of the RLC Common Stock set forth opposite the Seller’s name in Section 3.1 of the Company Disclosure Letter will be owned by the Seller, and upon the Closing will be owned by the Purchaser, beneficially and of record, free and clear of all Liens, restrictions on transfer, options, rights, calls, commitments, proxies or other contract rights (other than restrictions on the offer and sale of securities under federal and state securities laws). The Seller has sole voting power and sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the shares of ZWB Common Stock set forth opposite the Seller’s name in Section 3.1 of the Company Disclosure Letter, with no limitations, qualifications or restrictions on such rights and powers, and the Seller has not granted and will not grant such rights and powers to any other Person. The Seller has sole voting power and sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to seven thousand five hundred (7,500) shares of RLC Common Stock, with no limitations, qualifications or restrictions on such rights and powers, and the Seller has not granted and will not grant such rights and powers to any other Person. As of the Closing, the Seller shall have sole voting power and sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the shares of RLC Common Stock set forth opposite the Seller’s name in Section 3.1 of the Company Disclosure Letter, with no limitations, qualifications or restrictions on such rights and powers, and the Seller has not granted and will not grant such rights and powers to any other Person.
3.2    Authorization; Execution and Validity.
(a)    The Seller has full right, power, capacity and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered by the Seller,

to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.
(b)    This Agreement has been duly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions. Each of the Transaction Documents to be executed and delivered by the Seller will be duly executed and delivered by the Seller, and, when so executed and delivered, (assuming due authorization, execution and delivery by each other party thereto) will constitute the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions.
3.3    Approvals; No Conflicts.
(a)    No consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority or other Person is required for the consummation by the Seller of the transactions contemplated hereby, except (i) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act and (ii) as set forth in Section 3.3(a) of the Company Disclosure Letter.
(b)    Except as set forth in Section 3.3(b) of the Company Disclosure Letter, neither the execution and delivery of this Agreement and the Transaction Documents by the Seller nor the performance by the Seller of the transactions contemplated hereby or thereby will:
(i)    violate or conflict with, or result in a breach of, any Law;
(ii)    violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any Permit, contract, commitment, mortgage, deed, note, bond, license, instrument, indenture, lease or other agreement, whether written or oral, to which the Seller is a party or by which the Seller or any of his properties or assets are bound or subject;
(iii)    result in the creation or imposition of any Lien upon the Seller’s Purchased Stock or any other properties or assets of the Seller; or
(iv)    require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person or Governmental Authority.
3.4    Litigation. There is no suit, action, proceeding, investigation, arbitration, mediation, audit, claim or order pending or, to the Seller’s knowledge, threatened against the Seller before any Governmental Authority that (i) questions the validity of this Agreement or any Transaction Document to which the Seller is a party or any action taken or to be taken by the Seller in connection with, or which seeks to enjoin or obtain monetary damages in respect of, this Agreement or any Transaction Document to which the Seller is a party or (ii) that, individually or in the aggregate, could adversely affect the ability of the Seller to perform the Seller’s obligations under and consummate the transactions contemplated by this Agreement or any Transaction Document to which the Seller is a party.
3.5    Assets Used in the Business. Other than as set forth in Section 3.5 of the Company Disclosure Letter, no asset, property, right or agreement used in the conduct of the Business is owned or held in the name of or is in the possession of the Seller or any Affiliate thereof (other than the Target Companies), and neither the Seller nor any of his Affiliates (other than the Target Companies) has any right to use or possess any asset, property, right or agreement used in the conduct of the Business.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGET COMPANIES
The Seller hereby represents and warrants to the Purchaser as follows:

4.1    Authorization; Execution and Validity.
(a)    Each Target Company has full right, power, capacity and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered by such Target Company, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.
(b)    The execution, delivery and performance by each Target Company of this Agreement and each of the Transaction Documents to which such Target Company is a party have been duly and properly authorized by all requisite action (including the approval of the board of directors or board of managers (or similar governing body) of each Target Company and the Seller) in accordance with applicable Law and with the Organizational Documents of such Target Company.
(c)    This Agreement has been duly executed and delivered by each Company and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, subject to the Enforceability Exceptions. Each of the Transaction Documents to be executed and delivered by or on behalf of each Target Company will be duly executed and delivered by such Target Company, and, when so executed and delivered, (assuming due authorization, execution and delivery by each other party thereto) will constitute the legal, valid and binding obligation of such Target Company enforceable against such Target Company in accordance with its terms, subject to the Enforceability Exceptions.
4.2    Approvals; No Conflicts.
(a)    No consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority or other Person is required for the consummation by the Target Companies of the transactions contemplated hereby, except (i) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act and (ii) as set forth in Section 4.2(a) of the Company Disclosure Letter.
(b)    Except as set forth in Section 4.2(b) of the Company Disclosure Letter, none of the execution and delivery of this Agreement and the Transaction Documents by the Target Companies, the performance by the Target Companies of the transactions contemplated hereby or thereby or the operation of the business of the Target Companies following the Closing in substantially the same manner in which they are operated as of the Closing will:
(i)    violate or conflict with, or result in a breach of, any of the terms, conditions or provisions of the Organizational Documents of any Target Company;
(ii)    violate or conflict with or result in a breach of any Law;
(iii)    violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under any Permit, Contract or Indebtedness to which any of the Target Companies is a party or by which any of the Target Companies or any their respective properties or assets are bound or subject;
(iv)    result in the creation or imposition of any Lien upon the Purchased Stock or any property or assets of the Target Companies; or
(v)    require any Permit, authorization, consent, approval, exemption or other action by, notice to or filing with any Person or Governmental Authority.
4.3    Organization. Each Target Company is duly organized, validly existing and in good standing under the laws of the state of its formation or incorporation, as the case may be. Each Target Company has full power and authority to carry on its business as conducted by it and to own, lease or license, and operate the properties and assets it now owns or holds and operates. Each Subsidiary of each Company is set forth in Section 4.3(a) of the Company Disclosure Letter. Except as set forth in Section 4.3(a) of the Company Disclosure Letter, each Company owns beneficially and of record one hundred percent (100%) of the outstanding equity interests of each of its Subsidiaries, free and clear of all Liens. Except as set forth in Section 4.3(b) of the Company Disclosure Letter, the Target Companies do not own or otherwise hold, directly or indirectly, beneficially or of record, any stock, membership interest, partnership interest, joint venture interest or other equity interest or participation in any Person other than the Subsidiaries set forth in Section 4.3(a) of the Company Disclosure Letter. The name of each director, manager and officer of each of the Target Companies is set forth opposite the position held by the same in Section 4.3(a) of the Company Disclosure Letter. Each Target Company is duly qualified to do business and is in good standing as a foreign entity in all jurisdictions where the nature of the property owned, leased or licensed by it or its use, or the nature or conduct of its business, makes such qualification necessary and where the absence of such qualification could have a Material Adverse Effect on such Target Company, which jurisdictions are listed opposite such Target Company’s name in Section 4.3(a) of the Company Disclosure Letter.

4.4    Capitalization. Section 4.4(a) of the Company Disclosure Letter sets forth (i) the number or percentage of authorized, issued and outstanding equity interests of each Target Company as of the date hereof and immediately prior to the Closing and (ii) a list of all record owners of such equity interests of each Target Company and the number or percentage of equity interests held by each such record owner as of the date hereof and immediately prior to the Closing. All of the equity interests of each of the Target Companies have been duly authorized, validly issued and are fully paid and non-assessable. None of the equity interests of the Target Companies are subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive or similar rights under any provision of applicable Law, the Organizational Documents of the Target Companies or any Contract. Except for the equity interests listed in Section 4.4(a) of the Company Disclosure Letter and except as set forth in Section 4.4(b) of the Company Disclosure Letter, none of the Target Companies has any outstanding equity interests or other securities convertible into or exercisable or exchangeable for such equity interests, and none of the Target Companies has any outstanding agreements, options, warrants or rights to subscribe for or to purchase, or that require it to issue, transfer or sell, its equity interests or any securities convertible into or exchangeable for its equity interests or containing profit participation, phantom equity or similar features with respect to any of the Target Companies. None of the Target Companies is subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any of its equity interests or any warrants, options or other rights to acquire its equity interests. Except as set forth in Section 4.4(c) of the Company Disclosure Letter, there are no voting agreements, voting trusts, shareholder agreements or other agreements, commitments or understandings with respect to the voting, transfer, issuance or registration of the equity interests or other securities of any of the Target Companies. All issuances, sales and repurchases by the Target Companies of their respective equity interests have been effected in compliance with all applicable Laws, including applicable foreign, federal and state securities Laws.
4.5    Financial Statements.
(a)    Attached as Section 4.5 of the Company Disclosure Letter are copies of the following financial statements of the Target Companies (collectively, the “Financial Statements”):
(i)    The reviewed combined balance sheets of ZWB, RLC and their respective Subsidiaries as of December 31, 2016 and December 31, 2015 and the related reviewed combined statements of income, changes in equity and cash flows for each of the years then ended, together with a true and correct copy of the related notes and schedules thereto, the report of such Target Companies’ independent accountant reviewer on such reviewed financial statements, and all letters from such accountants with respect to the results of such review;
(ii)    The audited consolidated balance sheets of CCM Investments Group, LLC, a Delaware limited liability company (“CCM”), and its Subsidiaries as of December 31, 2016 and December 31, 2015 and the related audited consolidated statements of operations, changes in member’s equity and cash flows for each of the years then ended, together with a true and correct copy of the related notes and schedules thereto, the report of such Target Companies’ auditor on such audited financial statements, and all letters from such accountants with respect to the results of such audits;

(iii)    The audited combined balance sheet of the Target Companies as of December 31, 2017 and the related audited combined statements of income, changes in equity and cash flows for the year then ended, together with a true and correct copy of the related notes and schedules thereto, the report of the Target Companies’ auditor on such audited financial statements, and all letters from such accountants with respect to the results of such audits;
(iv)    A draft of the 2017 Financial Statements (the “Draft Financial Statements”); and
(v)    The unaudited combined balance sheet of the Target Companies as of September 30, 2018 (the “Latest Balance Sheet”), and the unaudited related combined statements of income, changes in equity and cash flows for the portion of the Target Companies’ fiscal year then ended together with a true and correct copy of the related notes and schedules thereto (the “Interim Financial Statements”).
(b)    Except as set forth in Section 4.5 of the Company Disclosure Letter, the Financial Statements are consistent with the Books and Records in all material respects, were prepared in accordance with GAAP and fairly present the financial condition and the results of operations, changes in equity, and cash flows of the Target Companies, as of their respective dates, except that the Interim Financial Statements lack the footnote disclosure and are subject to normal year-end adjustments otherwise required by GAAP, which will not be material, individually or in the aggregate. The Books and Records of the Target Companies are complete in all material respects and have been maintained accurately in accordance with all applicable Laws in all material respects.
(c)    The Target Companies have established, maintain, adhere to and enforce, a system of internal control over financial accounting that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Target Companies, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Target Companies are being made only in accordance with appropriate authorizations of management of the Target Companies and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Target Companies that could have a material effect on the Financial Statements. None of the Target Companies has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal control over financial accounting utilized by the Target Companies, (ii) any fraud, whether or not material, that involves any of the Target Companies’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Target Companies or (iii) any claim or allegation regarding any of the foregoing.
4.6    Absence of Undisclosed Liabilities. None of the Target Companies has any Liabilities (regardless of when such Liability is asserted), except (i) as and to the extent clearly and accurately reflected and accrued for or reserved against in the Latest Balance Sheet; (ii) for immaterial Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); (iii) executory obligations under a Contract (other than liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by any of the Target Companies); and (iv) for liabilities specifically delineated in Section 4.6 of the Company Disclosure Letter.
4.7    Assets. The assets, property, rights, agreements and interests of the Target Companies constitute all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or held for use, and are sufficient in all material respects, to conduct the Business. Except as set forth in Section 4.7 of the Company Disclosure Letter, the Target Companies own good, valid and marketable title to, or a valid leasehold interest in, all of their respective material assets, free and clear of any and all Liens (other than Permitted Liens). To the Company’s Knowledge, all of the tangible personal property of the Target Companies is in good condition and repair consistent with industry standards, ordinary wear and tear excepted, is useable in the ordinary course of business consistent with past practice, and is adequate for the operation of the Business.
4.8    Contracts.
(a)    Section 4.8(a) of the Company Disclosure Letter is a correct and complete list (by reference to the applicable subsection hereof) of:
(i)    all Contracts with the Top Customers;
(ii)    all Contracts that require a Target Company to pay, or entitle a Target Company to receive, or could result in obligations of a Target Company of, consideration in excess of $500,000 per annum or $2,500,000 in the aggregate;
(iii)    all Contracts that restrict a Target Company or any of its Affiliates from competing with or engaging in any business activity anywhere in the world;
(iv)    all Contracts for acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) to which a Target Company has continuing material obligations or material rights;
(v)    all Contracts concerning joint venture or partnership agreements, or the sharing of profits;
(vi)    all Contracts with respect to the lease of Real Property (the “Real Property Leases”);
(vii)    all Contracts with respect to the lease of personal property in excess of $500,000 per annum or $2,500,000 in the aggregate;
(viii)    all Contracts with respect to Indebtedness;

(ix)    all Contracts with any Governmental Authority;
(x)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;
(xi)    all Contracts pursuant to which a Target Company leases, is licensed or otherwise authorized to use, distribute, sell, resell or incorporate any Intellectual Property of any other Person (excluding Contracts for Commercial Software having a one-time acquisition cost or license fee of $50,000 or less, or being subject to a subscription fee of (or averaging) less than $4,000 per month) or which otherwise materially affects the ability of a Target Company to use any Company Intellectual Property;
(xii)    all Contracts pursuant to which a Target Company leases, licenses or otherwise authorizes another Person to use, distribute, sell, resell, incorporate or develop any material Company Intellectual Property;
(xiii)    all Contracts that contain any fixed or indexed pricing, “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates;
(xiv)    all Contracts that, together with any related Contracts, provide for capital expenditures in excess of $250,000 for any single project or related series of projects (including a schedule of the amount of capital expenditures provided for pursuant to each such Contract);
(xv)    all Contracts that provide for the employment or retention of any current employee of a Target Company, or an ongoing or potential severance obligation of a Target Company to any current or former employee, or that contains any change of control or similar provisions in respect of any employee of a Target Company;
(xvi)    all collective bargaining agreements or Contracts with any union, labor organization or works counsel; and
(xvii)    all Contracts concerning credit card processing, including merchant agreements.
(b)    Correct and complete copies of the Contracts listed in Section 4.8(a) of the Company Disclosure Letter, together with all modifications and amendments thereto, have been delivered to the Purchaser. Except as set forth in Section 4.8(b) of the Company Disclosure Letter, no Target Company is in default in any material respect, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default in any material respect by a Target Company or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Contract and, to the Company’s Knowledge, no other party is in default in any material respect, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default in any material respect by any other party or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by a Target Company under, or in any manner release any party thereto from any obligation under, any such Contract. Each of the Contracts listed in Section 4.8(a) of the Company Disclosure Letter is in full force and effect, is valid and enforceable in accordance with its terms subject to the Enforceability Exceptions, and is not subject to any claims, charges, set-offs or defenses.
(c)    Except as set forth in Section 4.8(c) of the Company Disclosure Letter, the Target Companies have not received any written notice of (nor does the Company have Knowledge of) the decision or intention of any other party thereto to cancel, terminate or not renew any of the Contracts listed in Section 4.8(a) of the Company Disclosure Letter, whether in accordance with the terms of the respective Contract or otherwise.
(d)    No party to any of the Contracts listed in Section 4.8(a) of the Company Disclosure Letter has ever challenged or disputed any such Contract or otherwise taken any action against the Target Companies (in writing or otherwise) which would be reasonably likely to result in an adverse effect on any of the Contracts listed in Section 4.8(a) of the Company Disclosure Letter.
4.9    Real Property.
(a)    The Target Companies do not own any interest in real property. Except as set forth in Section 4.9(a) of the Company Disclosure Letter, the Target Companies have never owned any interest in real property.
(b)    Section 4.9(b) of the Company Disclosure Letter lists all real property used or held for use by a Target Company which is leased by a Target Company from third parties (the “Real Property”), and indicates the landlords/lessors of the Real Property. The Target Companies have a valid leasehold interest in each parcel of Real Property, free and clear of any and all Liens (other than Permitted Liens).
(c)    The Real Property constitutes the only real property used, occupied or held for use by a Target Company in connection with the Business or which is necessary for the continued operation of the Business as currently conducted.
(d)    Except for the Real Property Leases and as set forth in Section 4.9(d) of the Company Disclosure Letter, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party the right of possession, use or occupancy of any portion of any parcel of the Real Property.
(e)    No Target Company has any past due obligation as lessee under any Real Property Lease.

(f)    To the Company’s Knowledge, the Real Property is in good condition and repair, ordinary wear and tear excepted, and is suitable for the conduct of the Business as currently conducted.
(g)    To the Company’s Knowledge, there is no pending or threatened condemnation or other governmental taking of any Real Property or any part thereof.
(h)    To the Company’s Knowledge, the Real Property is in compliance with all zoning and permitting requirements. To the Company’s Knowledge, the use and operation of the Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit or agreement.
(i)    To the Company’s Knowledge, the Target Companies have all easements and access rights related to the Real Property necessary to conduct the Business and all facilities located on the Real Property are supplied with all utilities and other services necessary for the operation of such facilities in the ordinary course of the Target Companies’ Business consistent with past practice. To the Company’s Knowledge, no fact or condition exists that could result in the termination or impairment of presently available access to any portion of any Real Property from adjoining public or private streets or ways or in the discontinuation of presently available and otherwise necessary sewer, water, electric, gas, telephone or other utilities or services.
(j)    To the Company’s Knowledge, there are no special, general or other assessments pending against a Target Company or affecting any Real Property that would be payable by the lessee thereof.
(k)    No Target Company is subject to any brokerage arrangement with respect to any Real Property for which payment would be due by the Target Company.
4.10    Litigation. Except as set forth in Section 4.10(a) of the Company Disclosure Letter, there is no suit, action, claim, proceeding, investigation, audit, arbitration or mediation pending or, to the Company’s Knowledge, threatened against a Target Company or any of its current or former officers, directors, managers or employees (with respect to their service as an officer, director, manager or employee of a Target Company). Section 4.10(b) of the Company Disclosure Letter sets forth a complete and correct list and description of all suits, actions, claims, proceedings, investigations, audits, arbitrations and mediations made, filed or otherwise initiated in connection with a Target Company and resolved in the past three (3) years. Except as set forth in Section 4.10(c) of the Company Disclosure Letter, no Target Company is subject to any judgment, award, order or decree of any Governmental Authority. The Target Companies are in compliance with the terms of each judgment, award, order or decree set forth in Section 4.10(c) of the Company Disclosure Letter. Except as set forth in Section 4.10(d) of the Company Disclosure Letter, no Target Company is engaged in any suit, action, claim, proceeding, investigation, audit, arbitration or mediation to recover monies due it or for damages sustained by it.
4.11    Compliance with Laws. Except as set forth in Section 4.11 of the Company Disclosure Letter, (i) no Target Company is, nor during the past five (5) years preceding the date hereof has it been, in violation of any Law in any material respect, and (ii) no Target Company has received notice of any such violation.
4.12    Intellectual Property.
(a)    Section 4.12(a) of the Company Disclosure Letter contains a complete list (specifying, as applicable, (i) the owner thereof, (ii) the patent, registration or application number, (iii) the issuance, registration or filing date, (iv) the jurisdiction of registration or application and, with respect to internet domain names, the name of the registrar, (v) as to Social Media Accounts, general identification information and (vi) any actions that must be taken within ninety (90) days after the date hereof for the purposes of obtaining, maintaining, preserving or renewing any such registrations, applications or accounts, including the payment of any registration, maintenance or renewal fees or the filing of documents, applications or certificates or any responses to office actions) of all patented or registered Intellectual Property owned by any Target Company and all applications for patents or Intellectual Property, all unregistered trademarks owned by any Target Company, all internet domain names and Social Media Accounts registered to or used by the Target Companies, and all proprietary software of any Target Company. All renewal, maintenance fees and/or Taxes in respect of the items listed in Section 4.12(a) of the Company Disclosure Letter (if applicable) have been duly paid and all registrations therefor are in full force and are not subject to any challenge, opposition, nullity proceeding or interference or, to the Company’s Knowledge, threats to commence same.
(b)    Except as set forth in Section 4.12(b) of the Company Disclosure Letter, the Target Companies own the entire right, title and interest in and to, free and clear of Liens (other than Permitted Liens), or have the right to use, license, sublicense, distribute and allow access to, pursuant to a valid and enforceable license or other agreement, all Intellectual Property necessary for or used, licensed, sublicensed, distributed or accessed in the operation of the Business as currently conducted (collectively, the “Company Intellectual Property”). Without limiting the generality of the foregoing, the Target Companies have (i) licenses for all Commercial Software used in the Business and use of such Commercial Software is in accordance with such licenses, (ii) conducted within the previous six (6) months an audit of their usage of third party computer programs (whether Commercial Software or not) and is licensed for all such use (including having paid license and other required fees covering all such usage) and (iii) no current audit of the usage by the Target Companies of computer programs, whether requested, suggested or required by a third party or not, is currently being conducted. Each item of Company Intellectual Property will, immediately subsequent to the Effective Time, continue to be owned, licensed, available for use, license, sublicense or distribution by, and/or accessible from, the Target Companies on terms which are identical to those pursuant to which the Target Companies, immediately prior to the Effective Time, own and/or have the right to use, license, sublicense, distribute or allow access to, as applicable, such item. Notwithstanding the foregoing, the Parties acknowledge that some licenses have limited terms which prior to expiration thereof shall require negotiation and renewal on the part of the Purchaser. No loss or expiration of any rights with respect any of material Company Intellectual Property is pending, or, to the Company’s Knowledge, threatened.

(c)    Except for Commercial Software and other Intellectual Property which is the subject of Contracts listed in Section 4.8(a)(xi) of the Company Disclosure Letter, (i) the Target Companies are the sole and exclusive owner of the Company Intellectual Property (free and clear of any Liens) (“Owned Intellectual Property”) and (ii) the Target Companies are not obligated to pay any continuing fees, royalties or other compensation or consideration to any third party (including to any employee of a Target Company or other developer) with respect to any such Owned Intellectual Property. Except as set forth in Section 4.12(c) of the Company Disclosure Letter, all Owned Intellectual Property was developed, created and designed by employees of a Target Company acting within the scope of their employment, and who have, to the extent necessary, assigned to such Target Company all of their right, title and interest thereto, or by consultants or contractors who have assigned all of their right, title and interest in and to such Owned Intellectual Property to a Target Company, and, except as set forth in Section 4.8(a)(xi) of the Company Disclosure Letter, no Person other than the Target Companies has any right, title or interest in or to any of such Owned Intellectual Property.
(d)    Except for the pending patent infringement suit styled Baggage Airline Guest Services, Inc. v. Roadie, Inc., C.A. No. 18-707-RGA, pending in the United States District Court for the District of Delaware that had been transferred from United States District Court for the Middle District of Florida, CASE No: 6:17-cv-1549-RBD-TBS, and except for the now-dismissed cases styled, Roadie, Inc. v. Baggage Airline Guest Services, Inc. and Bags, Inc. Case 1:17-cv-01079-UNA, originally filed in the United States District Court for the District of Delaware and subsequently transferred to the United States District Court for the Middle District of Florida (Case No. C.A. No. 6:17-cv-01893-CEM-TBS) and then dismissed, and Bags, Inc. v. Roadie, Inc. Case No. 6:17-CV-1253 filed in United States District Court for the Middle District of Florida and now dismissed, there are no suits, actions, claims, investigations or proceedings against a Target Company that were either pending during the previous three (3) years or are presently pending contesting the validity, use, ownership or enforceability of any of the Company Intellectual Property, and, to the Company’s Knowledge, no such action is threatened. The operation of the Business within the last three (3) years has not infringed, misappropriated or violated the Intellectual Property of any other Person, and the operation of the Business as currently conducted is not infringing, misappropriating or otherwise violating, and will not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person. To the Company’s Knowledge, no written notices have been received by a Target Company regarding any potential infringement, misappropriation or violation of Intellectual Property of any other Person (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person), no Target Company has undertaken or authorized legal counsel to undertake any investigation as to whether any Company Intellectual Property infringes, misappropriates or otherwise violates any third party Intellectual Property, and no Target Company has received a non-infringement legal opinion with respect to any Company Intellectual Property. Except as set forth hereinabove, and except as set forth in Section 4.12(d) of the Company Disclosure Letter, to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.
(e)    To the Company’s Knowledge, the Target Companies have taken all reasonable and appropriate measures to safeguard and maintain the Target Companies’ respective rights in, and the proprietary and confidential nature of, the Owned Intellectual Property. Except as set in Section 4.12(e) of the Company Disclosure Letter, to the Company’s Knowledge, all officers, managers, directors, employees, consultants and contractors of the Target Companies who have access to or were involved in the development of Owned Intellectual Property have executed and delivered to a Target Company an agreement regarding the protection of such Owned Intellectual Property, and the assignment to or ownership by a Target Company of all Intellectual Property arising from the services performed for the Target Company by such Persons. To the Company’s Knowledge, no current or prior officer, manager, director, employee, consultant or contractor of any Target Company claims, and no Target Company is aware of any grounds to assert a claim to, or any ownership interest in, any such Owned Intellectual Property as a result of having been involved in the development, creation or design of such property while employed or engaged by or consulting to a Target Company, or otherwise. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that the source code included within the Owned Intellectual Property be disclosed or delivered to any third party, including pursuant to any escrow agreement.
(f)    Section 4.12(f) of the Company Disclosure Letter lists all warranty claims or breach of guarantee claims (including any pending claims) to the Company’s Knowledge related to the Target Companies’ products or services and the nature of such claims and the total dollar amount of refunds, payments and credits paid or issued for a breach of any representation, warranty or guarantee, or pursuant to any service level agreement or similar agreements or commitments, for each of the last two complete fiscal years and the current fiscal year to date.
(g)    To the Company’s Knowledge, the computer systems and related equipment currently used in the conduct of the Business, including the internal software, hardware and networks, and customer or client-facing or accessible websites and interactive functionality (collectively, the “Systems”), are sufficient in all material respects for the current needs of the Business. In the past twelve (12) months, there have been no unauthorized access, use, intrusion or breach of security with respect to, or material bugs in, or material failures, breakdowns, or continued substandard performance of, any such Systems that has caused (i) the substantial disruption or interruption in or to the use of such Systems by a Target Company or the conduct of the Business; (ii) material loss, destruction, damage, or harm of or to a Target Company or its operations, personnel, property, or other assets; or (iii) material liability of any kind to the Target Companies. To the Company’s Knowledge, the Target Companies have taken all reasonable actions to protect the integrity and security of the Systems.
(h)    To the Company’s Knowledge, there are no material defects in the Systems used to deliver the Target Companies’ products and services (“Company Technology”) and such Company Technology performs substantially in accordance with related documentation (whether internal or third party), except for defects and other support issues of a type and severity as would typically be expected from hardware and/or software of type similar in function, features and complexity of the Company Technology and which have been or are reasonably expected to be corrected in the ordinary course of business and in accordance with any applicable support and/or maintenance commitments. To the Company’s Knowledge, the Target Companies have adequately documented, maintained and organized the materials and information related to, associated with or used or produced in the development or performance of, the software owned by any of the Target

Companies (“Owned Business Software”), including source code, internal notes and memos, technical and design documentation, compiler information, drawings, flow charts, diagrams, schematics, source language statements, such that a reasonably competent programmer, engineer, consultant or contractor could understand, use, compile, maintain, support, modify and/or provide (as applicable) the Owned Business Software. Except as set forth on Section 4.12(h) of the Company Disclosure Letter, the Owned Business Software does not contain any Open Source Software, and each item of Open Source Software set forth therein shall include a statement of the applicable Open Source License. Except as set forth in Section 4.12(h) of the Company Disclosure Letter (i) the Target Companies have materially complied with all of the requirements of the Open Source Licenses, including, but not limited to, all notice requirements of the Open Source Licenses, (ii) none of the Open Source Software as incorporated in any Owned Business Software has been modified by the Target Companies, and (iii) the Target Companies are not required to provide any source code for any Owned Business Software to any party pursuant to any of the Open Source Licenses or as a result of using any of the Open Source Software.
(i)    To the Company’s Knowledge, the Target Companies have established and maintained commercially reasonable privacy and data security practices (including administrative, physical, and technical measures) to protect the confidentiality, security, availability and integrity of all information and data, including Personally Identifiable Information, maintained, processed or transmitted by any Target Company or through the Systems. The collection, receipt, storage, processing, use, disclosure, dissemination and disposal of data by the Target Companies in connection with the Business, including, without limitation, all Personally Identifiable Information, is in material compliance with the Data Security Requirements. To the Company’s Knowledge, there has been no unauthorized access to or use of any Personally Identifiable Information, or other violation of any of the Data Security Requirements, whether or not such incident required notice thereof to any Person under any applicable Law. To the Company’s Knowledge, the Target Company has not received any written inquiries from the Federal Aviation Administration, Federal Trade Commission, any other Governmental Authority, the Payment Card Industry Standards Counsel, credit card processors or credit card companies, regarding the possible violation of any Data Security Requirements. To the Company’s Knowledge, the Target Company has adopted reasonable procedures for identifying and responding to breaches of security of Personally Identifiable Information, including but not limited to procedures for notifying persons whose Personally Identifiable Information is accessed or acquired by unauthorized persons. The Target Company has delivered or made available to Purchaser correct and complete copies of any written third party reports with respect to the Target Companies’ controls relevant to security, availability, processing integrity, confidentiality and privacy, including any current SSAE 18 Report.
4.13    Conduct of Business. Except as set forth in Section 4.13(i) of the Company Disclosure Letter, since December 31, 2017, (1) the Target Companies have conducted their respective businesses only in the ordinary course consistent with past practice and (2) there has been no event, change or circumstance which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Target Companies. Without limiting the generality of the foregoing, except as set forth in Section 4.13(ii) of the Company Disclosure Letter, since December 31, 2017, no Target Company has:

(a)    sold, assigned, transferred, disposed of, or abandoned any material property, rights or assets, except for the sale of inventory in the ordinary course of business consistent with past practice, or mortgaged, pledged or subjected any material property, right or assets to any Lien (other than Permitted Liens), charge or other restriction;
(b)    sold, assigned, transferred, disposed of, or abandoned or permitted to lapse any Permits, any material Intellectual Property or any other material intangible assets, or disclosed any confidential or proprietary information of the Target Companies to any Person (excluding Persons under an agreement or obligation of confidentiality), granted any license or sublicense of any rights under or with respect to any material Intellectual Property;
(c)    made or granted, or made any promise to make or grant, (i) any across-the-board or general increase in salaries, commissions, bonuses, equity awards, benefits or other compensation to any group of employees or (ii) any increase in the salaries, commissions, bonuses, equity awards, benefits or other compensation of any employee or Individual Independent Contractor with annual compensation of $100,000 or more, or amended or terminated any existing employee plan, program, policy or arrangement, including any Employee Benefit Plan, or adopted any new Employee Benefit Plan, or hired or engaged any employee or Individual Independent Contractor with annual compensation of $100,000 or more;
(d)    made or granted, or made any promise to make or grant, any change of control bonuses, transaction bonuses, retention or stay bonuses, similar bonuses or change of control payments, in each case which are payable upon or become due in whole or in part as a result of the consummation of the transactions contemplated hereby;
(e)    terminated any director or terminated any employee or Individual Independent Contractor with annual compensation of $100,000 or more;
(f)    conducted its cash management customs and practices (including the timing of, invoicing and collection of receivables and the accrual and payment of payables and other current liabilities) and maintained the Books and Records other than in the ordinary course of business consistent with past practice;
(g)    made any loans or advances to, or guarantees for the benefit of, or entered into any transaction or Contract with, any Affiliate;
(h)    suffered any extraordinary loss, damage, destruction or casualty loss to the business of a Target Company or the properties or assets of a Target Company, or canceled, compromised, released or waived any rights or claims of material value, whether or not covered by insurance and whether or not in the ordinary course of business consistent with past practice;
(i)    adopted or changed any financial reporting, Tax or accounting policy, period, method or practice, including any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes or its fiscal year;

(j)    declared, set aside or paid any dividend or distribution of cash, equity securities or other property or securities in respect of its equity interests or purchased, redeemed or otherwise acquired any of its equity interests or other securities;
(k)    amended, canceled, terminated, modified or waived any Contract required to be listed in Section 4.8(a) of the Company Disclosure Letter, except in the ordinary course of business consistent with past practice;
(l)    issued, delivered, sold, pledged or otherwise encumbered any of its equity interests, or any other voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive any such interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Purchased Stock or the value of the Target Companies or any part thereof;
(m)    amended or taken any action to amend its Organizational Documents, or engaged in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;
(n)    filed a petition in bankruptcy under any provision of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;
(o)    acquired by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or entity or division thereof;
(p)    commenced, waived, paid, discharged or settled any material claim or lawsuit;
(q)    adopted or entered into any collective bargaining agreement or other labor union Contract applicable to the employees of any of the Target Companies;
(r)    made any capital expenditure or paid any “key money” in connection with a Contract, or any other amount to induce a third party to enter into a Contract;
(s)    incurred any Indebtedness other than Indebtedness incurred in the ordinary course of business under the existing credit facilities of such Target Company set forth in Section 4.8(a)(viii) of the Company Disclosure Letter;
(t)    made, changed or rescinded any election relating to Taxes;
(u)    entered into any closing agreement or similar arrangement with respect to Taxes or any settlement of any material audit, examination or other claim or liability for Taxes or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or acted or omitted to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for any of the Target Companies or the Purchaser or its Affiliates;

(v)    filed any Tax Return in a manner inconsistent with past practice, amended any Tax Return, filed any claim for a material Tax refund or surrendered any right to claim a refund of Taxes; or
(w)    entered into any Contract to do or engage in any of the foregoing.
4.14    Insurance.
(a)    Each insurance policy now maintained by the Target Companies and the respective limits for each such insurance policy, is set forth in Section 4.14(a) of the Company Disclosure Letter (collectively, the “Insurance Policies”), together with descriptions of the Target Companies’ “self-insurance” programs. Each Insurance Policy is validly subsisting, binding and in full force and effect, is provided by a carrier that is financially solvent and has not been subject to any lapse in coverage. The Target Companies are not in default under any Insurance Policy, no claim for coverage under any Insurance Policy has been denied and the Target Companies have not received any notice of cancellation or intent to cancel, amendment or alteration or intent to amend or alter, or increase or intent to increase premiums (other than annual premium increases in the ordinary course of business), with respect to the Insurance Policies. Except as set forth in Section 4.14(a) of the Company Disclosure Letter, no claim has been made by the Target Companies within the last three (3) years under any Insurance Policy, including any (i) general liability policy, (ii) umbrella liability policy, (iii) automobile policy, (iv) employment practices policy, (v) directors’ and officers’ liability policy or (vi) property policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Target Companies and are sufficient for compliance with all applicable Laws and Contracts.
(b)    The insurance coverage provided by Mitigation Risk Management Insurance Co. to the Target Companies (including the limits with respect thereto) is described in Section 4.14(b) of the Company Disclosure Letter. Such coverage is not material to, or necessary for, the continued operation of the Business as currently conducted or as currently proposed to be conducted.
4.15    Permits.
(a)    Each of the Target Companies holds all Permits necessary for its current conduct of the Business, all of which are listed in Section 4.15(a) of the Company Disclosure Letter, and complete and correct copies of which have previously been furnished to the Purchaser. Except as set forth in Section 4.15(b) of the Company Disclosure Letter, (i) each Target Company is, and at all times has been, in compliance in all material respects with all Permits set forth in Section 4.15(a) of the Company Disclosure Letter, and (ii) all of such Permits are validly subsisting, binding and in full force and effect. No Target Company has received any written notice regarding any actual, alleged or potential failure to comply with any Permit or failure to hold any necessary Permit, and, to the Company’s Knowledge, no action or proceeding is threatened to revoke, suspend, terminate, cancel, withdraw or limit any such Permits. With respect to any such Permits, the Target Companies have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and to the Company’s Knowledge, there is no condition, event or circumstance that might prevent or impede the transferability of the same.

(b)    Each employee of the Target Companies is duly licensed, registered and/or credentialed, as applicable, or otherwise holds all required Permits necessary for it to perform such employee’s job responsibilities at each location in which such employee performs services on behalf of the Target Companies. To the Company’s Knowledge, no event has occurred and no fact, circumstance or condition exists that has or reasonably would be expected to result in the denial, loss, revocation, rescission, or suspension or probation of the license, registration, credentialing or Permit of any such employee.

4.16    Employee Benefit Plans.

(a)    Section 4.16(a) of the Company Disclosure Letter sets forth a correct and complete list of all Employee Benefit Plans.
(b)    The Target Companies have delivered correct and complete copies to the Purchaser of (i) each written Employee Benefit Plan, as amended to the Closing, together with audited financial statements and actuarial reports for the three (3) most recent plan years, if applicable; (ii) each funding vehicle and service agreement related to each Employee Benefit Plan, including all amendments; (iii) the most recent and any other material determination letter, ruling or notice issued by any Governmental Authority with respect to each Employee Benefit Plan; (iv) the Form 5500 Annual Report, including all schedules and attachments, for the three (3) most recent plan years for each Employee Benefit Plan; (v) the most recent summary plan description and any summary of modifications for each Employee Benefit Plan, and (vi) any other documents, forms or other instruments reasonably requested by Purchaser. A description of any unwritten Employee Benefit Plan, including a description of any material terms of such plan, is set forth in Section 4.16(b) of the Company Disclosure Letter. Each Employee Benefit Plan that is intended to be a “qualified plan” under Section 401(a) of the Code is so qualified, has received a favorable determination letter from the IRS which remains in effect and on which it can rely, and there are no facts or circumstances that would jeopardize such qualification.
(c)    Each Employee Benefit Plan (i) has been in compliance and currently complies in all material respects in form and in operation with all applicable requirements under ERISA, the Code or any other applicable Law, and has been and is operated in all material respects in accordance with its terms and (ii) has been and is operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for Income Tax deferral for its participants, tax-exempt status for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto. With respect to each Employee Benefit Plan, all contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending on or prior to the Closing Date (including periods from the first day of the then current plan year to the Closing Date) shall have been timely made or accrued in accordance with past practice.
(d)    Except as set forth in Section 4.16(d) of the Company Disclosure Letter, neither the Target Companies nor any predecessors that operated the Business or any Company Plan Affiliate has at any time participated in or made contributions to or has had any other liability or potential liability (contingent or otherwise) with respect to an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is or was (i) a “multiemployer plan” within the meaning of Section

3(37) or 4001 of ERISA, (ii) a “multiple employer plan” within the meaning of Code Section 413(c), (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 509(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding).
(e)    There are no actions, suits, proceedings, investigations or claims pending or, to the Company’s Knowledge, threatened with respect to any Employee Benefit Plan or the assets thereof (other than routine claims for benefits), and to the Company’s Knowledge there are no facts which could reasonably give rise to any liability, action, suit, proceeding, investigation, or claim against any Employee Benefit Plan, any fiduciary or plan administrator or other Person dealing with any Employee Benefit Plan or the assets thereof.
(f)    No Employee Benefit Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees, owners or consultants or individuals who terminate (or have terminated) employment with the Target Companies, or the spouses or dependents of any of the foregoing (except for healthcare continuation coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code, Sections 601 through 608 of ERISA, or applicable similar state or local law and at the sole cost of such former employee, spouse or other dependent).
(g)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to, either alone or in combination with another event, (i) entitle any employee, director, manager, officer or Independent Contractor of any Target Company to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such employee, director, manager, officer or Independent Contractor, (iii) directly or indirectly cause any Target Company to transfer or set aside any assets to fund any benefits under any Employee Benefit Plan, (iv) otherwise give rise to any liability under any Employee Benefit Plan, (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any Employee Benefit Plan on or following the Closing Date or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit. Except as set forth in Section 4.16(g) of the Company Disclosure Letter, no Employee Benefit Plan, or any other agreement, program, policy or other arrangement by or to which a Target Company is a party, is bound or is otherwise liable, by its terms or in effect could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment which payment would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
(h)    Neither the Target Companies nor any predecessors that operated the Business or any Company Plan Affiliate has participated in or made contributions to or has had any other liability or potential liability (contingent or otherwise) with respect to a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code).The Target

Companies are not under an obligation to “gross-up” any payment due to any Person for additional Taxes due pursuant to Section 409A of the Code.
(i)    No Person: (i) has entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA and the Code, with respect to any Employee Benefit Plan; (ii) has breached a fiduciary obligation with respect to any Employee Benefit Plan; or (iii) otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. Each Target Company has, for purposes of each relevant Employee Benefit Plan, correctly classified those individuals performing services for such Target Company as common law employees, leased employees, independent contractors or agents of the Target Company.
(j)    There currently is not and never has been any Employee Benefit Plan that is or has been subject to the Laws of a jurisdiction other than the United States.
(k)    Except as set forth in Section 4.16(k) of the Company Disclosure Letter, each Employee Benefit Plan may be amended, terminated, modified or otherwise revised, on and after the Closing, without further liability.
4.17    Affiliate Transactions. Except as set forth in Section 4.17 of the Company Disclosure Letter, none of the Target Companies has engaged in any Affiliate Transactions at any time during the past three (3) years. No Target Company has any continuing obligations or rights under any Affiliate Transactions entered into prior to such three (3) year period. From and after the Closing Date, expect as expressly contemplated by this Agreement and the other Transaction Documents, none of the Target Companies shall have any obligation to engage in any Affiliate Transaction and shall not be bound by any contract, agreement, arrangement or commitment with respect to any Affiliate Transaction. For purposes of this Agreement, “Affiliate Transaction” means any contract, agreement, arrangement, commitment or transaction between any of the Target Companies, on the one hand, and any present or former officer, director, manager, employee or equity holder of any of the Target Companies, any family member thereof or any trust for the benefit of any such person or entity or any family members thereof or any entity in which any officer, director, manager, employee or equity holder of any of the Target Companies or any family member thereof is an owner (other than a public company), on the other.
4.18    Health, Safety and Environment.
(a)    The Target Companies have not received any notice in any form of, nor to the Company’s Knowledge are there, any pending or possible suits, actions, claims, investigations or proceedings against the Target Companies under any Environmental and Safety Requirement.
(b)    The Target Companies have not received any notice of, nor to the Company’s Knowledge are there, any environmental conditions, situations, or incidents that could reasonably be expected to give rise to a material action or to any material liability with respect to the Target Companies under any Environmental and Safety Requirement or other Law.

(c)    The Target Companies are not subject to any outstanding material judgment, order, award or decree of any Governmental Authority under any Environmental and Safety Requirement.
(d)    Except as set forth in Section 4.18(d) of the Company Disclosure Letter, the Target Companies have not been requested nor required to take any corrective action regarding any solid or hazardous waste facility or unit pursuant to the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901, et. seq. as amended by the Solid and Hazardous Waste Amendments of 1984, or under any state “RCRA” statute, program or implementing regulations.
(e)    The Target Companies have not received any written notice, nor to the Company’s Knowledge, have the Target Companies been, included, named or designated as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. 9601, et. seq. (“Superfund”), as amended by the Superfund Amendments and Reauthorization Act of 1986, or under any state Superfund statute or other Law imposing liability regarding Hazardous Materials.
(f)    Except as set forth in Section 4.18(f) of the Company Disclosure Letter, to the Company’s Knowledge, there are no underground storage tanks or connecting piping systems present on, about or under any of the Real Property. Except as set forth in Section 4.18(f) of the Company Disclosure Letter, to the Company’s Knowledge, there are no aboveground storage tanks or connecting piping systems present on, about, or under any of the Real Property, except for such aboveground tanks and/or piping systems for which all other documents and other information in the Target Companies’ possession or control have been provided to the Purchaser prior to Closing, including: (i) the manufacturer of the tank and/or piping system; (ii) materials from which each tank and/or piping system is constructed; (iii) the dates of installation and each upgrade, repair or maintenance performed regarding each tank and/or piping system; (iv) testing of each tank and/or piping system; (v) any Releases from any tank and/or piping system; (vi) compliance with all legal requirements pertaining to each tank and/or piping system; and (vi) all correspondence with any third party, including Governmental Authorities, regarding any tank and/or piping system.
(g)    The Target Companies have not received any written notice of, nor to the Company’s Knowledge has there been, any Release of Hazardous Materials on, about or under any of the Real Property or any contamination of any Real Property with Hazardous Materials (including the soil, groundwater, surface water, buildings or other structure located on any of the Real Property) which may require investigation, response action or remediation under Environmental and Safety Requirements.
(h)    The Target Companies have not received any written notice of, nor to the Company’s Knowledge are any of them a party to, any citizen suit or governmental action with regard to or associated with any of the Real Property brought pursuant to any Environmental and Safety Requirement.
(i)    The Target Companies are, and during the past three (3) years preceding the date hereof, have been in material compliance with all applicable Environmental and Safety Requirements with respect to the Real Property.

(j)    The Target Companies have obtained and possess all Permits necessary for the operation of the Business and the ownership and/or use of the Real Property in material compliance with all applicable Environmental and Safety Requirements (“Environmental Permits”), and the Target Companies are, and all times have been, in compliance in all material respects with the Environmental Permits, all of which are validly subsisting, binding and in full force and effect.
(k)    The Target Companies have provided the Purchaser with correct and complete copies of all documents in their possession or control pertaining to environmental or safety matters regarding any of the Real Property or the Business of the Target Companies, including reports, studies, assessments, correspondence, data, notices, orders, audits, material safety data sheets, logs and permits.
4.19    Employees; Labor Relations.
(a)    Section 4.19(a) of the Company Disclosure Letter attached hereto is a list of all of the Target Companies’ current employees (“Company Employees”) and Contingent Workers as of August 31, 2018, setting forth the (i) name, (ii) title or position (including, for Contingent Workers, the role in the business), (iii) whether full-time or part-time, (iv) employer, (v) employment commencement date (or, for Contingent Workers, the date of commencement of services for any Target Company), (vi) location (e.g. city and state), (vii) employee vs. Contingent Worker status, (viii) if employed, whether classified as exempt or non-exempt under applicable wage and hour laws, (ix) for employees who are paid on a salary basis, annual base salary, (x) for employees paid on an hourly basis, regular hourly rate of pay, (xi) for employees paid on a commission basis, commission plan/rate, (xii) for Contingent Workers, fee arrangement, (xiii) bonus potential, (xiv) accrued vacation days or paid time off, and (xv) total amount of bonus, severance and other amounts to be paid in connection with the transactions contemplated by this Agreement to each Company Employee or Contingent Worker. Except as set forth in Section 4.19(a) of the Company Disclosure Letter, none of the Company Employees or Contingent Workers of the Target Companies are on short-term or long-term disability, military, medical or other leave. Except as set forth in Section 4.19(a) of the Company Disclosure Letter, since August 31, 2018, (i) no Subject Person of the Target Companies has given notice of his or her intent to terminate such employment or engagement, and (ii) no notice of termination has been given to any Subject Person by the Target Companies. To the Company’s Knowledge, no Company Employee or Contingent Worker has, in connection with his or her performance of services on behalf of the Target Companies, breached any restrictive covenant that he or she owes to any third party. As used herein, “Contingent Worker” means any Individual Independent Contractor, individual (natural person) consultant, temporary employee, leased employee or other individual (natural person) servant or agent or any other individual (natural person) servant or agent performing services with respect to the operation of the business of any of the Target Companies and classified by the respective Target Company as other than a Company Employee or compensated other than through wages paid by the respective Target Company through its payroll department and reported on a form W-2. As used herein, the “Subject Persons” means any Company Employee or Contingent Worker who earned in excess of $100,000 during calendar year 2017 or is expected to earn in excess of $100,000 during calendar year 2018.

(b)    Except as set forth in Section 4.19(b)(i) of the Company Disclosure Letter, none of the Target Companies are a party to any employment agreement, offer letter, confidentiality agreement, consulting or contractor agreement or other contract or agreement with any Company Employee or Contingent Worker of the Target Companies with respect to their employment or engagement by the Target Companies. Except as set forth in Section 4.19(b)(ii) of the Company Disclosure Letter, all Company Employees are employed on an at-will basis. Except as set forth in Section 4.19(b)(ii) of the Company Disclosure Letter, any contract under which the Company engages any Contingent Workers may be terminated at-will and without notice.
(c)    Except as set forth in Section 4.19(c) of the Company Disclosure Letter, the Target Companies are not, and have not been for the past three (3) years preceding the date hereof, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council, employees’ association or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years preceding the date hereof, any Union representing or purporting to represent any employee of the Target Companies, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.19(c) of the Company Disclosure Letter, the Target Companies do not have any duty to bargain with a Union. There is no, and for the past three (3) years preceding the date hereof, there has been no, labor strike, picketing of any nature or lockout pending or, to Company’s Knowledge, threatened, against or affecting the Business of the Target Companies. There is no, and for the past three (3) years preceding the date hereof, there has been no, material labor dispute, work stoppage, slowdown or any other material concerted interference with normal operations, pending or, to the Company’s Knowledge, threatened, against or affecting the Business of the Target Companies. No grievance brought by a Union or pursuant to a collective bargaining agreement is pending or, to the Company’s Knowledge, threatened. There are no work rules or practices agreed to with any Union, except as specifically stated in the collective bargaining agreements listed in Section 4.19(c) of the Company Disclosure Letter, that are binding on any of the Target Companies with respect to any of the operations of any of the Target Companies, or with respect to any Company Employee or Contingent Worker. None of the Target Companies have engaged in any unfair labor practice. There is no unfair labor practice charge or complaint pending, or to the Company’s Knowledge, threatened against or otherwise affecting any of the Target Companies.
(d)    The Target Companies are, and have been for a period of five (5) years preceding the date hereof, in compliance in all material respects with the terms of the collective bargaining agreements and the other Contracts listed in Section 4.19(b) and Section 4.19(c) of the Company Disclosure Letter and all applicable Laws pertaining to labor, employment, employment practices, work place safety and health, terms and conditions of employment and wages and hours (including, without limitation, all Laws relating to equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance). All individuals characterized and treated by the Target Companies as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Target Companies classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. The Target Companies are in compliance with and have been for a period of five (5) years preceding the date hereof in compliance in all material respects with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligation. The Target Companies are not delinquent in any payments to any Company Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed for them to the date hereof or amounts required to be reimbursed to such Company Employee or Contingent Worker.
(e)    Except as set forth in Section 4.19(e) of the Company Disclosure Letter, there are no, and for the past three (3) years preceding the date hereof, there have been no formal or informal grievances, complaints, charges, suits, actions, claims, proceedings, arbitrations or mediations with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, harassment, retaliation or unfair labor practices) pending or, to the Company’s Knowledge, threatened against any of the Target Companies in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally. None of the employment policies or practices of the Target Companies are currently being audited or investigated, or to the Company’s Knowledge, subject to imminent audit or investigation by any Governmental Authority. Except as set forth in Section 4.19(e) of the Company Disclosure Letter, no Target Company is, nor for the past three (3) years preceding the date hereof, has been, subject to any order, decree, award, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters, other than unemployment insurance claims and workers compensation payments.
(f)    Each Target Company is in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar applicable Law. Prior to the Closing, no Target Company has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Target Company, and no Target Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable Law. Except as set forth in Section 4.19(f) of the Company Disclosure Letter, during the ninety (90) day period preceding the date hereof, no Company Employee has suffered an “employment loss,” (as defined in the WARN Act) with respect to any Target Company. Section 4.19(f) of the Company Disclosure Letter, sets forth for each Company Employee who has suffered such an “employment loss” during the ninety (90) day period preceding the date hereof: (i) the name of such employee and his or her employing entity, (ii) the date of hire of such employee, (iii) such employee’s regularly scheduled hours over the six (6) month period prior to such “employment loss,” (iv) the reason for the “employment loss,” and (v) such employee’s last job title(s), location, and department(s).
(g)    Except as set forth in Section 4.19(g) of the Company Disclosure Letter, none of the Target Companies are subject to any affirmative action obligation under any Law, including, without limitation, Executive Order 11246, and none of the Target Companies are government contractors or subcontractors for purposes of any Law with respect to the terms and conditions of employment, including without limitation, the Service Contracts Act or prevailing wage laws.
(h)    No representative of any Target Company has made any representation, promise or guarantee, express or implied, to any Company Employee or Contingent Worker regarding: (i) whether the respective Target Company intends to retain such individual; or (ii) the terms and conditions on which the respective Target Company may retain or offer to retain such individual.
(i)    Except as set forth in Section 4.19(i) of the Company Disclosure Letter, no Target Company has any policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any Company Employee or any Contingent Worker.
4.20    Workers’ Compensation. Section 4.20 of the Company Disclosure Letter sets forth all Liabilities relating to any claims by employees and former employees (including dependents and spouses) of the Target Companies or any Company Plan Affiliate or predecessor of the Target Companies that are currently pending for (i) costs, expenses and other Liabilities under any workers’ compensation Laws, requirements, insurance (including any captive insurance) or other programs and (ii) any other medical costs and expenses. The specific accrual or reserve with respect to such Liabilities set forth on the Latest Balance Sheet are adequate to cover all such Liabilities. Except as set forth in Section 4.20 of the Company Disclosure Letter, to the Company’s Knowledge, no claims, injuries, fact, event or condition exists which could give rise to a claim by employees, leased employees or former employees (including dependents and spouses) of the Target Companies or any Company Plan Affiliates under any workers’ compensation Laws, requirements, insurance (including any captive insurance) or other programs or for any other medical costs and expenses.
4.21    Taxes.
(a)    Except as set forth in Section 4.21(a) of the Company Disclosure Letter, each of the Target Companies has: (i) timely filed all Income Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns have been properly completed in all material respects in compliance with all applicable Laws, and are true, correct and complete in all material respects; and (ii) timely paid all Taxes shown to be due on any such Tax Return, and all other material Taxes due and payable.
(b)    Except as set forth in Section 4.21(b) of the Company Disclosure Letter, each of the Target Companies has timely withheld and paid over to the appropriate Governmental Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholders, creditor, holder of securities or other third party, and each of the Target Companies has complied in all material respects with all information reporting (including Internal Revenue Service Forms W-2 and 1099) and backup withholding requirements in connection therewith, including maintenance of required records with respect thereto.
(c)    The aggregate unpaid Taxes of the Target Companies (i) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the end of the Closing Date in accordance with the past custom and practice of the Target Companies in preparing the Financial Statements. Since the date of the Latest Balance Sheet, none of the Target Companies has incurred any liability for Taxes other than in the ordinary course of business consistent with past custom and practice.
(d)    There are no Liens relating or attributable to Taxes encumbering (and no Governmental Authority has threatened in writing to encumber) the assets of any of the Target Companies, except for Permitted Liens.
(e)    Except as set forth in Section 4.21(e) of the Company Disclosure Letter, there are no: (i) pending claims (or claims threatened in writing) by any Governmental Authority with respect to Taxes relating or attributable to any of the Target Companies; or (ii) deficiencies for any Tax, claim for additional Taxes, or other dispute or claim relating or attributable to any Tax liability of any of the Target Companies claimed, issued or raised by any Governmental Authority that has not been properly reflected in the Financial Statements.
(f)    None of the Target Companies have waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired. None of the Target Companies currently is the beneficiary of any extension of time within which to file any Tax Return.
(g)    Except as set forth in Section 4.21(g) of the Company Disclosure Letter, neither the Purchaser nor any of its Affiliates (including following the Closing, the Target Companies) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any taxable period beginning on or prior to the Closing Date with respect to any Target Company pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting by any Target Company for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by any Target Company on or prior to the Closing Date; (iv) installment sale or open transaction disposition made by any Target Company on or prior to the Closing Date; (v) prepaid income received or accrued by any Target Company on or prior to the Closing Date; (vi) method of accounting that defers the recognition of income of any Target Company to any period ending after the Closing Date; or (vii) election made by any Target Company under Section 108(i) of the Code prior to the Closing Date).
(h)    None of the Target Companies (i) is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement, or (ii) has any potential Liability (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax Sharing Agreement.
(i)    None of the Target Companies (i) is a party to, is bound by, or has any Tax obligation under, any closing or similar agreement or Tax abatement or similar agreement with any Governmental Authority with respect to any period for which the statute of limitations has not expired or (ii) has any potential Liability to any Person as a result of, or pursuant to, any such agreement.
(j)    None of the Target Companies has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of Law, by Contract or otherwise. None of the Target Companies has been included in any Affiliated Group.
(k)    Except as set forth in Section 4.21(k) of the Company Disclosure Letter, none of the Target Companies has (i) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Law) or (ii) participated in any (A) “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011‑4(b)(2), (B) “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (C) transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest.”
(l)    No Target Company has distributed stock of another Person, or had its stock distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.
(m)    Except as set forth in Section 4.21(m) of the Company Disclosure Letter, no Target Company is a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes.
(n)    Except as set forth in Section 4.21(n) of the Company Disclosure Letter, none of the Target Companies have or have had taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed, and no written claim has been made by a Governmental Authority in a jurisdiction where any of the Target Companies does not file Tax Returns and pay Taxes that any such Target Company is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.
(o)    For all taxable years for which the applicable statute of limitations has not expired, each Target Company has timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from any Target Company.
(p)    None of the assets of any Target Company are “section 197(f)(9) intangibles” (as defined in Treasury Regulation Section 1.197-2(h)(1)(i)).
(q)    Except as set forth in Section 4.21(q) of the Company Disclosure Letter, no power of attorney related or attributable to Taxes that currently is in effect has been granted by any of the Target Companies.

(r)    Section 4.21(r) of the Company Disclosure Letter lists all Income Tax Returns filed with respect to any of the Target Companies for taxable periods ended on or after December 31, 2014, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Target Companies have delivered to the Purchaser correct and complete copies of all U.S. federal, state and local Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Target Companies filed or received since December 31, 2014.
(s)    Each of the Companies has had in effect at all times since its formation a valid election under Section 1362(a) of the Code (and applicable provisions of state and local Law) to be treated as an “S corporation” within the meaning of Section 1361 of the Code (and applicable provisions of state and local Law), and each such election under Section 1362(a) of the Code (and applicable provisions of state and local Law) will be in effect on the Closing Date (up to but not including the Closing). Prior to the Closing, none of the Seller or the Target Companies will take (or fail to take) or allow to be taken any action that could result in the termination of any Company’s election under Section 1362(a) (and applicable provisions of state and local Law) to be treated as an “S corporation” within the meaning of Section 1361 of the Code (and applicable provisions of state and local Law). Except as set forth in Section 4.21(s) of the Company Disclosure Letter, none of the Target Companies have, in the past five (5) years, acquired assets from another corporation in a transaction in which the transferee’s tax basis for the acquired assets was determined in whole or in part by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor.
(t)    Section 4.21(t) of the Company Disclosure Letter identifies each Subsidiary of any Company that has elected to be treated as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (and applicable provisions of state and local Law), and the effective date of such election. Each Subsidiary of any Company so identified has been a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (and applicable provisions of state and local Law) at all times since the effective date shown on such schedule, and each such election for such Subsidiary to be a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (and applicable provisions of state and local Law) will be in effect on the Closing Date. Prior to the Closing, none of the Seller or the Target Companies will take (or fail to take) or allow to be taken any action that could adversely affect for any period ending on or prior to the Closing the classification of each Subsidiary identified on Section 4.21(t) of the Company Disclosure Letter as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (and applicable provisions of state and local Law).
(u)    Each Subsidiary of any Company (other than those identified on Section 4.21(t) of the Company Disclosure Letter as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (and applicable provisions of state and local Law)) is, and has been, at all times since its inception, treated as an entity that is disregarded separate from its owner for U.S. federal and applicable state and local Tax purposes.
4.22    Accounts Receivable; Accounts Payable; Inventory.

(a)    All accounts receivable of the Target Companies reflected on the Latest Balance Sheet, and all accounts receivable arising subsequent to the date thereof, represent sales actually made or services actually performed in the ordinary course of business consistent with past practice and are legal, validly subsisting and binding claims against the respective debtors as to which full performance has been rendered. Unless paid or written off in the ordinary course of business consistent with past practice prior to the Closing Date, such accounts receivable will be collectible in the ordinary course of business consistent with past practice net of respective reserves against such accounts receivable for returns, allowances, chargebacks and bad debts, which such reserves are commercially reasonable and have been determined in accordance with established accounting policy, past practice and GAAP. Except to the extent reserved against any accounts receivable or as reflected by prepayments or unused credits, no counterclaims or offsetting claims with respect to such accounts receivable are pending or, to the Company’s Knowledge, threatened.
(b)    The accounts payable of the Target Companies reflected on the Latest Balance Sheet, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course of business consistent with past practice. The accrued liabilities of the Target Companies for such accounts payable have been incurred in the ordinary course of business consistent with past practice. No Target Company has failed to pay in the ordinary course of business or in a manner consistent with past practice any amounts described in this Section 4.22(b).
(c)    All inventory of the Target Companies consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established in accordance with established accounting policy, past practice and GAAP. All such inventory is owned by the Target Companies free and clear of all Liens (except Permitted Liens), and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Target Companies.
4.23    Vendors and Customers.
(a)    Section 4.23(a) of the Company Disclosure Letter sets forth a list of the ten (10) largest vendors to the Target Companies in the aggregate of inventory, materials and services and commodities as measured by the aggregate dollar value of purchases by the Target Companies from such vendors during each of the two most recently completed fiscal years and for the eight months ended August 31, 2018. No such vendor has canceled or otherwise terminated its relationship with the Target Companies in the past twelve (12) months. To the Company’s Knowledge, no such vendor intends to cancel or otherwise terminate its relationship with the Target Companies. No Target Company has received any discount or other price concession as a result of any financial accommodation provided by a Target Company or any Affiliate of any of the foregoing, to such vendor. None of the Target Companies has entered into a Contract with a vendor that includes a “minimum purchase requirement” or other similar obligation to purchase from such vendor.

(b)    Section 4.23(b) of the Company Disclosure Letter sets forth a list of the ten (10) largest customers to the Target Companies as measured by the aggregate revenue received by the Target Companies from such customers during each of the two most recently completed fiscal years and for the eight months ended August 31, 2018 (all such customers referred to as the “Top Customers”). The relationships between the Target Companies and the Top Customers is evidenced by multiple contracts for multiple locations, which contractual relationships undergo change and modification (whether beneficial or adverse to the Target Companies) from time to time (with such overall ongoing, fluid relationship between the Target Companies and each such Top Customer referred to as a “Global Relationship”). No Top Customer has canceled or otherwise terminated its Global Relationship with the Target Companies in the past twelve (12) months, no Top Customer has adversely modified its Global Relationship with the Target Companies in the past twelve (12) months which negatively impacted or would be reasonably likely to negatively impact the gross profit derived from such Top Customer by more than $1,000,000 and to the Company’s Knowledge, no Top Customer intends to cancel or otherwise terminate its Global Relationship with the Target Companies or intends to adversely modify its Global Relationship with the Target Companies which would negatively impact or which would be reasonably likely to negatively impact the gross profit derived from such Top Customer by more than $1,000,000. The adverse modifications made by all Top Customers to their Global Relationships with the Target Companies in the past twelve months have not negatively impacted and would not reasonably be likely to negatively impact the aggregate gross profit derived from all Top Customers by more than $3,800,000 and, to the Company’s Knowledge, the Top Customers do not intend to adversely modify their Global Relationships with the Target Companies in a way which would negatively impact or which would be reasonably likely to negatively impact the aggregate gross profit derived from all Top Customers by more than $3,800,000.
(c)    Except as set forth in Section 4.23(c) of the Company Disclosure Letter, none of the vendors to or customers of the Target Companies is an Affiliate of any of the Target Companies or the Seller, nor would any of the Contracts between a Target Company, on the one hand, and a vendor or customer, on the other hand, be deemed an Affiliate Transaction.
4.24    Bank Accounts; Powers of Attorney. Section 4.24(a) of the Company Disclosure Letter is a complete and correct list of each bank or financial institution in which any Target Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box and the names of all persons authorized to draw thereon or to having signatory power or access thereto. Section 4.24(b) of the Company Disclosure Letter is a complete and correct list of all outstanding powers of attorney executed on behalf of a Target Company.
4.25    Brokers’ or Finders’ Fees. Except as set forth in Section 4.25 of the Company Disclosure Letter, no agent, broker, investment banker or other Person acting on behalf of Seller or a Target Company, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

4.26    Corporate Names; Business Locations. During the past three (3) years, (a) except as set forth in Section 4.26(a) of the Company Disclosure Letter, no Target Company has operated under any other legal name or used any fictitious or trade names, and (b) no Target Company has had an office or place of business other than as set forth in Section 4.26(b) of the Company Disclosure Letter. No Target Company has been the surviving corporation of a merger or consolidation during the past three (3) years.
4.27    Foreign Corrupt Practices. None of the Target Companies, nor any director, manager, officer, agent, employee or other Person acting on behalf of any of the Target Companies, has, in the course of his, her or its actions for, or on behalf of, any of the Target Companies, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
4.28    Disclosure. This Article 4 (including the Company Disclosure Letter) does not, and the certificate referred to in Section 7.2(d) will not (i) contain any representation, warranty, or information that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties, and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties, and information were or will be made or provided) not false or misleading.
4.29    No Other Representation. In each case, except for the express representations and warranties contained in Article 3 and in this Article 4, neither the Seller, the Target Companies nor any other Person (a) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the Business or held by the Target Companies, or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Target Companies or the Business, as the case may be, whether or not furnished or made available to Purchaser or its representatives (including any information, documents or material made available in any physical or virtual data room, management presentations or in any other form in expectation of the transactions contemplated by this Agreement) or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Target Companies.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES CONCERNING PURCHASER
The Purchaser hereby represents and warrants to the Seller as follows:

5.1    Authorization; Execution and Validity.

(a)    The Purchaser has full right, power, capacity and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered by the Purchaser, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.
(b)    The execution, delivery and performance by the Purchaser of this Agreement and each of the Transaction Documents to which the Purchaser is a party have been duly and properly authorized by all requisite action (including the approval of the board of directors of the Purchaser) in accordance with applicable Law and with the Organizational Documents of the Purchaser.
(c)    This Agreement has been duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions. Each of the Transaction Documents to be executed and delivered by or on behalf of the Purchaser will be duly executed and delivered by the Purchaser, and, when so executed and delivered, (assuming due authorization, execution and delivery by each of the other parties thereto) will constitute the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.
5.2    Approvals; No Conflicts.
(a)    No consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority or other Person is required for the consummation by the Purchaser of the transactions contemplated hereby, except (i) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act and (ii) as set forth in Section 5.2(a) of the Purchaser Disclosure Letter.
(b)    Except as set forth in Section 5.2(b) of the Purchaser Disclosure Letter, neither the execution and delivery of this Agreement and the Transaction Documents by the Purchaser nor the performance by the Purchaser of the transactions contemplated hereby or thereby will:
(i)    violate or conflict with, or result in a breach of, any of the terms, conditions or provisions of the Organizational Documents of the Purchaser;
(ii)    violate or conflict with, or result in a breach of, any Law;
(iii)    violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under any Permit, contract, mortgage, deed, note, bond, license, instrument, indenture or other agreement to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound or subject;

(iv)    require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person or Governmental Authority.
5.3    Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
5.4    Financing. Attached hereto as Exhibit B is a copy of the fully executed letter with Merrill Lynch Pierce Fenner & Smith Incorporated, as agent on behalf of the lending syndicate (collectively, the “Financing Source”), dated as of the date of this Agreement (the “Financing Letter”), pursuant to which it has agreed, subject to the terms and conditions thereof, to lend to the Purchaser the amounts set forth therein (the “Financing”). The Financing Letter is the only agreement that has been entered into by the Purchaser with respect to the Financing. Prior to the date of this Agreement, (i) the Financing Letter has not been amended or modified, and (ii) the agreements contained in the Financing Letter have not been withdrawn or rescinded in any respect. Assuming the accuracy of the representations and warranties concerning the Seller set forth in Article 3 and concerning the Target Companies set forth in Article 4 of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Purchaser under any term or condition of the Financing Letter. There are no conditions precedent or other contingencies to the funding of the Financing other than as set forth in the Financing Letter. Assuming the accuracy of the representations and warranties concerning the Seller set forth in Article 3 and concerning the Target Companies set forth in Article 4 of this Agreement and the Companies compliance with their covenants herein required to be performed prior to the Effective Time, as of the date of this Agreement, the Purchaser has no reason to believe that any of the conditions precedent to the Financing will not be satisfied in connection with the consummation of the transactions contemplated by this Agreement or that the Financing will not be available to the Purchaser on the Closing Date.
5.5    Brokers’ or Finders’ Fees. Except as set forth in Section 5.5 of the Purchaser Disclosure Letter, no agent, broker, investment banker or other Person acting on behalf of the Purchaser, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.
5.6    Litigation. There is no suit, action, proceeding, investigation, arbitration, mediation, audit, claim or order pending or, to the Purchaser’s knowledge, threatened against the Purchaser before any Governmental Authority that (i) questions the validity of this Agreement or any Transaction Document to which the Purchaser is a party or any action taken or to be taken by the Purchaser in connection with, or which seeks to enjoin or obtain monetary damages in respect of, this Agreement or any Transaction Document to which the Purchaser is a party or (ii) that, individually or in the aggregate, could adversely affect the ability of the Purchaser to perform the Purchaser’s obligations under and consummate the transactions contemplated by this Agreement or any Transaction Document to which the Purchaser is a party.
5.7    No Other Representation. Except for the express representations and warranties contained in this Article 5, neither the Purchaser nor any other Person (a) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets of the Purchaser, or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Purchaser or its Subsidiaries or their respective businesses, assets, financial condition, prospects or otherwise, whether or not furnished or made available to Seller or its representatives (including any information, documents or material made available in any management presentation or in any other form in expectation of the transactions contemplated by this Agreement).
ARTICLE 6
OTHER AGREEMENTS AND COVENANTS
6.1    Conduct of Business. From the date hereof through the earlier of the termination of this Agreement or the Closing Date (the “Pre-Closing Period”), the Companies will, and the Companies will cause the Target Companies to, conduct their business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, prior to the Closing the Companies shall not, and the Companies shall cause the Target Companies to not, without the prior written consent of the Purchaser, (i) take or permit any action of the types described in Section 4.13, (ii) make or grant, or make any promise to make or grant, any increase in the salaries, commissions, bonuses, equity awards, benefits or other compensation of any employee or Independent Contractor, (iii) make or grant, or make any promise to make or grant, any change of control bonuses, transaction bonuses, retention or stay bonuses, similar bonuses or change of control payments, in each case which are payable upon or become due in whole or in part as a result of the consummation of the transactions contemplated hereby, or (iv) otherwise take or permit any action that could reasonably be expected to result in any of the representations and warranties concerning any Target Company set forth in this Agreement becoming untrue or any of the conditions to Closing contained herein not being satisfied.
6.2    Access Rights. During the Pre-Closing Period, the Purchaser will have the right to conduct, during normal business hours and upon reasonable prior notice, such inspections and investigations as it may reasonably require with respect to the Target Companies and the businesses of the Target Companies, including corresponding operational, environmental (including environmental testing), legal, regulatory and financial matters relating to the Target Companies and the businesses of the Target Companies. During such Pre-Closing Period, the Target Companies will permit the Purchaser and its representatives to (i) inspect all of the foregoing, (ii) have access to the officers, employees, customers and vendors of the Target Companies to discuss their business and affairs (which discussions shall not be deemed by the Target Companies to be a violation of any confidentiality agreement) and (iii) request additional information concerning all of the foregoing, and the Target Companies will, and will use commercially reasonable efforts to cause such officers, employees and other Persons to, cooperate with such inspections and investigations and promptly respond to any requests for additional information hereunder.
6.3    Non-Negotiation. The Companies and the Seller covenant and agree that during the Pre-Closing Period neither they nor any of their respective Affiliates, nor any representatives, officers, directors, managers, equity holders, employees or other agents of any of the foregoing, will initiate, solicit, negotiate, discuss, enter into any agreement with respect to the potential sale of any Company (or any of its direct or indirect Subsidiaries), or a substantial interest therein (or any other transaction that would be inconsistent with the transaction contemplated hereby), whether by a sale of assets or equity, merger, recapitalization, reorganization or other transaction, or provide any information to any third party in connection with any such potential transaction. Consistent therewith, the Companies and the Seller and their respective representatives will immediately terminate any existing activities or discussions with all parties other than the Purchaser with respect to any such transactions. Further, the Companies and the Seller agree that they will promptly disclose to the Purchaser any offers or inquiries they receive regarding any such proposal or offer during the Pre-Closing Period. The Companies and the Seller agree that the rights and remedies for noncompliance with this Section 6.3 shall include injunctive and other equitable relief, including having such provision specifically enforced, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy to the Purchaser.
6.4    Affiliate Transactions. Except for the RLC Redemption, and except as otherwise directed in writing by the Purchaser, the Companies shall, and shall cause the other Target Companies and their respective Affiliates to, terminate, cancel and discharge, without payment or other satisfaction all Affiliate Transactions set forth in Section 6.4 of the Company Disclosure Letter on or prior to the Closing Date.
6.5    Efforts to Close; Regulatory and Other Authorizations; Consents.

(a)    Subject to the terms and conditions of this Agreement and the Transaction Documents, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things (whether prior or subsequent to the Closing) as may be necessary to consummate and make effective as promptly as practicable the transactions contemplated hereby and thereby.
(b)    The Purchaser, the Seller and the Companies shall (and shall cause their applicable Affiliates to) (i) promptly make all filings, registrations and notifications with, and use their commercially reasonable efforts to, obtain all authorizations, consents, orders and approvals of, all Governmental Authorities that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents (including an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within two (2) Business Days of this Agreement and requesting early termination of the HSR Act waiting period), (ii) promptly furnish information required in connection with such filings, registrations and notifications, (iii) timely cooperate with the reasonable requests of each other (and any applicable Governmental Authority or other Person) in promptly seeking to obtain all such authorizations, consents, orders and approvals and (iv) take all commercially reasonable actions as may be reasonably necessary to obtain such authorizations, consents, orders and approvals. No party shall take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any required approvals.

(c)    The Purchaser, on the one hand, and the Seller and Companies, on the other hand, shall promptly notify each other of any material communication either of them receives from any Governmental Authority relating to the matters that are the subject of this Agreement and shall permit each other to review in advance any proposed material communication to any Governmental Authority (and to consider in good faith any comments made by the other in relation thereto). Neither the Purchaser, on the one hand, nor the Seller and the Companies, on the other hand, shall agree to participate in any meeting with any Governmental Authority relating to the matters that are the subject of this Agreement unless such party consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate at such meeting. The parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as such parties may reasonably request in connection with the foregoing.
(d)    The Seller and the Companies shall use their commercially reasonable efforts to provide any notices as are required to ensure that the Contracts and Permits set forth in Section 6.5(d) of the Company Disclosure Letter will continue in full force and effect without any change or modification after the consummation of the transactions contemplated by this Agreement and the Transaction Documents (collectively, the “Required Notices”).
(e)    The Seller and the Companies shall use their commercially reasonable efforts to obtain all written consents, authorizations and approvals to the transactions contemplated under this Agreement and the Transaction Documents as are required to ensure that the Contracts and Permits set forth in Section 6.5(e) of the Company Disclosure Letter will continue in full force and effect without any change or modification after the consummation of the transactions contemplated by this Agreement and the Transaction Documents (collectively, the “Required Consents”).
(f)    Purchaser, Seller and the Companies shall use their commercially reasonable efforts to obtain releases of the Seller’s personal guarantees under the Target Companies’ Real Property Leases and other Contracts set forth in Section 6.5(f) of the Company Disclosure Letter (the “Seller Guarantees”).
6.6    Notices of Certain Events.
(a)    During the Pre-Closing Period, the Seller and the Companies shall promptly notify the Purchaser of:
(i)    any notice or other communication of which the Seller and/or the Companies have knowledge from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(ii)    any notice or other communication of which the Seller and/or the Companies have knowledge from any Governmental Authority (i) delivered in connection with the transactions contemplated by this Agreement, or (ii) indicating that a Permit is revoked or about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained;

(iii)    any actions, suits, claims, investigations, proceedings, audits, arbitrations or mediations commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting any Target Company, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or that relate to the consummation of the transactions contemplated by this Agreement;
(iv)    (A) any notice or other communication of which the Seller and/or the Companies have knowledge from any Person (1) related to any Company’s election under Section 1362(a) of the Code to be treated as an “S corporation” within the meaning of Section 1361 of the Code (and applicable provisions of state and local Law) (“S Corporation Election”) or any Company’s “S Corporation” status or (2) related to any election to be treated as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (and applicable provisions of state and local Law) (“Q-Sub Election”) filed by any Subsidiary of the Company set forth in Section 4.21(t) of the Company Disclosure Letter or any such Subsidiary’s status as a “qualified subchapter S subsidiary” or (B) any revocation or termination of any Company’s S Corporation Election or any applicable Subsidiary’s Q-Sub Election or any other event, condition, fact or circumstance that could reasonably be expected to have an adverse effect on the effectiveness of a Company’s S Corporation Election or an applicable Subsidiary’s Q-Sub Election.
(v)    any inaccuracy in or breach of any representation, warranty or covenant of or concerning the Seller and/or the Target Companies contained in this Agreement; and
(vi)    any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Sections 7.1 and 7.2 impossible or unlikely.
No such notice shall be deemed to supplement or amend the Company Disclosure Letter for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Seller concerning the Seller and/or the Target Companies in this Agreement, or (ii) determining whether any of the conditions set forth in Article 7 has been satisfied.
(b)    During the Pre-Closing Period, the Purchaser shall promptly notify the Seller of:
(i)    any notice or other communication of which the Purchaser has knowledge from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(ii)    any inaccuracy in or breach of any representation, warranty or covenant of or concerning the Purchaser contained in this Agreement;
(iii)    any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Sections 7.1 and 7.3 impossible or unlikely; and
(iv)    any modification or termination of the Financing Letter, or any material developments relating to the Financing or any alternative financing.

6.7    Tax Matters.
(a)    Preparation and Filing of Tax Returns.
(i)    The Seller shall, at the Seller’s cost and expense, prepare, or cause to be prepared all Income Tax Returns required to be filed by the Target Companies for Pre-Closing Tax Periods that are due after the Closing Date (the “Seller Prepared Returns”). All such Seller Prepared Returns shall be prepared and filed in a manner that is consistent with the prior practice of the applicable Target Company, except as required by applicable Law. The Seller shall deliver or cause to be delivered drafts of all such Seller Prepared Returns to the Purchaser for its review at least thirty (30) days prior to the due date of any such Seller Prepared Return; provided, however, that such drafts of any such Seller Prepared Return shall be subject to the Purchaser’s review and approval, which shall not be unreasonably withheld, conditioned or delayed. If the Purchaser disputes any item on such Seller Prepared Return, it shall notify the Seller (by written notice within fifteen (15) days of receipt of such draft of such Seller Prepared Return) of such disputed item (or items) and the basis for its objection. If the Purchaser does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Seller Prepared Return shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 6.7(a)(i). The Purchaser and the Seller shall act in good faith to resolve any dispute prior to the due date of any such Seller Prepared Return. If the Purchaser and the Seller cannot resolve any disputed item, the item in question shall be resolved by the Accountants in accordance with the procedures set forth in Section 2.4(d). The Seller shall timely file all such Pre-Closing Period Income Tax Returns; provided, however, if the Seller is not authorized to execute and file such Seller Prepared Return by applicable Law, the Purchaser shall execute and file (or cause to be filed) such Seller Prepared Return (as finally determined pursuant to this Section 6.7(a)(i)) with the appropriate Governmental Authority. The Seller shall pay all Pre-Closing Taxes due and payable in respect of all Seller Prepared Returns of each of the Target Companies; provided, however, that if any Seller Prepared Return is to be filed (or caused to be filed) by the Purchaser, the Seller shall pay (in immediately available funds) to the Purchaser the amount of all Pre-Closing Taxes due and payable with respect of such Seller Prepared Return no later than three (3) Business Days prior to the earlier of the date such Seller Prepared Return is filed or the due date of such Seller Prepared Return. Notwithstanding the foregoing, in the event that the Accountants have not resolved any dispute with respect to a Seller Prepared Return by the applicable due date for such Seller Prepared Return, the parties shall file or cause to be filed such Seller Prepared Return in such manner as the Seller reasonably determines, and the parties shall amend such Seller Prepared Return to the extent necessary to conform to the Accountants’ final determination.
(ii)    The Purchaser shall, at the Purchaser’s cost and expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Target Companies for Pre-Closing Tax Periods or Straddle Periods that are due on or after the Closing Date (other than any Seller Prepared Returns) (the “Purchaser Prepared Returns”). All such Purchaser Prepared Returns shall be prepared and filed in a manner that is consistent with the prior practice of the applicable Target Company, except as required by applicable Law. The Purchaser shall deliver or cause to be delivered to the Seller for its review drafts of (1) each Purchaser Prepared Return that is an Income Tax Return at least thirty (30) days prior to the due date of such Purchaser

Prepared Return, and (2) each other Purchaser Prepared Return at least ten (10) days prior to the due date of such Purchaser Prepared Return; provided, however, that such drafts of any such Purchaser Prepared Return shall be subject to the Seller’s review and approval, which shall not be unreasonably withheld, conditioned or delayed. If the Seller disputes any item on such Purchaser Prepared Return, it shall notify the Purchaser (by written notice within (x) in the case of a Purchaser Prepared Return that is an Income Tax Return, fifteen (15) days and (y) in the case of any other Purchaser Prepared Return, five (5) days, in each case, of receipt of such Purchaser Prepared Return) of such disputed item (or items) and the basis for its objection. If the Seller does not object by written notice within such period, such draft of such Purchaser Prepared Return shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 6.7(a)(ii). The Purchaser and the Seller shall act in good faith to resolve any dispute prior to the due date of any such Purchaser Prepared Return. If the Purchaser and the Seller cannot resolve any disputed item, the item in question shall be resolved by the Accountants in accordance with the procedures set forth in Section 2.4(d). No later than three (3) days prior to the earlier of the date a Purchaser Prepared Return of any of the Target Companies is filed or the due date of such Purchaser Prepared Return, the Seller shall pay (in immediately available funds) to the Purchaser the amount of all Pre-Closing Taxes required to be paid with respect to such Purchaser Prepared Return. Notwithstanding the foregoing, in the event that any Purchaser Prepared Return has not been finally determined pursuant to this Section 6.7(a)(ii) by the applicable due date for such Purchaser Prepared Return, the parties shall file or cause to be filed the applicable Purchaser Prepared Return in such manner as the Purchaser reasonably determines, and the parties shall amend such Purchaser Prepared Return to the extent necessary to conform to such final determination.
(b)    Cooperation on Tax Matters. The Purchaser, on the one hand, and the Seller, on the other hand, shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request) the provision of records and information which may be reasonably relevant to any such Tax audit, litigation or other proceeding and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser and the Seller shall retain all books and records with respect to Tax matters reasonably pertinent to the Target Companies relating to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified, any extensions thereof) of the respective Tax periods, and abide by all record retention agreements entered into with any Tax authority. The Seller shall deliver or make available to the Purchaser on the Closing Date, originals or accurate copies of all such books and records. Following the expiration of the applicable statute of limitations (and, to the extent notified, any extensions thereof) of the respective Tax periods, the Purchaser and the Seller shall give the Seller or the Purchaser, as the case may be, reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Purchaser or the Seller so requests, the Purchaser or the Seller, as the case may be, shall allow the requesting party, upon written request given within ten (10) days after receipt of the aforementioned written notice, to take possession of such books and records that would otherwise be transferred, destroyed or discarded at such requesting party’s expense. The Purchaser and the Seller further agree, upon written request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). The parties hereto further agree, upon written request, to provide each other party hereto with all information that such other party may be required to report pursuant to Section 6043A of the Code or the Treasury Regulations promulgated thereunder. Upon written request, the Seller shall promptly deliver to the Purchaser a completed and duly executed IRS Form W-9 (or any successor form).
(c)    Allocation of Taxes Relating to Straddle Periods. To the extent permitted or required by applicable Law, the taxable year of each of the Target Companies that includes the Closing Date shall close as of the end of the Closing Date. Whenever it is necessary to determine the Tax Liability for a Straddle Period relating to:
(i)    Taxes of the Target Companies imposed on a periodic basis (such as real property Taxes or other ad valorem Taxes), the determination of the Taxes of the Target Companies for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand; and
(ii)    Taxes of the Target Companies not described in Section 6.7(c)(i) (such as (1) Taxes based on the income or receipts of the Target Companies for a Straddle Period, (2) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes) for a Straddle Period (other than Transfer Taxes described in Section 6.7(e)), and (3) withholding and employment Taxes relating to a Straddle Period), the determination of the Taxes of the Target Companies for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Target Companies for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Target Companies were closed at the close of the Closing Date.
For purposes of this paragraph, any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.
(d)    Tax-Sharing Agreements. All Tax Sharing Agreements with respect to or involving any of the Target Companies shall be terminated and shall have no further effect as of the Closing Date, and, thereafter, none of the Target Companies shall be bound thereby or have any liability thereunder.
(e)    Certain Taxes and Fees. All Transfer Taxes (including any penalties and interest), incurred in connection with the consummation of the transactions contemplated by this

Agreement shall be paid by the Seller when due, and the Seller will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(f)    Refunds. Any and all Tax refunds that are actually received by the Purchaser or any of the Target Companies, and any amounts credited against any Tax to which the Purchaser or any of the Target Companies becomes entitled, that directly relate to any Pre-Closing Tax Periods (or portions thereof) or portions of any Straddle Period ending on the Closing Date shall be for the account of the Seller (excluding any carryback of any Tax attribute (including net operating loss carrybacks) arising in any other Tax period beginning after the Closing Date), and the Purchaser shall pay over to the Seller any such refund or the amount of any such credit (net of any Taxes of the Purchaser or any Target Company attributable to such refund or credit) within fifteen (15) days after actual receipt of the Tax refund or, in the case of a Tax refund credited against Tax, actual reduction in Taxes otherwise payable. Notwithstanding anything else to the contrary in this Section 6.7(f), the Seller shall not be entitled to any payment with respect to any refund or amount that was taken into account for the purposes of calculating the Final Net Working Capital. In the event that any refund or amount that is paid over by the Purchaser pursuant to this Section 6.7(f) is subsequently disallowed or required to be returned to the applicable Governmental Authority, the Seller shall promptly repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to the Purchaser.
(g)    Amended Returns and Retroactive Elections; Filing of Returns; Disclosures. Unless otherwise required by applicable Law, the Purchaser shall not, and shall not cause or permit any of the Target Companies to, (i) amend any Tax Returns filed with respect to any Pre-Closing Tax Period or (ii) make any Tax election that has retroactive effect to any Pre-Closing Tax Period, in each case, without the prior written consent of the Seller not to be unreasonably withheld; provided, however, that no such prior written consent shall be required if the Seller would not have any obligation or other liability to the Purchaser under this Agreement with respect to Taxes due and payable as a result of such amended Tax Return or Tax election, as applicable.
(h)    Election(s) Pursuant to Section 338 of the Code.
(i)    The Purchaser and the Seller and their respective Affiliates shall jointly make a timely and effective election provided for by Section 338(h)(10) of the Code and Treasury Regulations Section l.338(h)(10)-1 and any comparable election under state and local Law with respect to the purchase of all of the issued and outstanding equity securities of each of the Companies (each, an “Election” and collectively, the “Elections”). The Purchaser, the Seller and their respective Affiliates shall cooperate with each other to take all actions necessary and appropriate, including filing such additional forms, returns, elections, schedules and other documents as may be required to effect and preserve timely Elections in accordance with the provisions of Section 338(h)(l0) of the Code and Treasury Regulations Section l.338(h)(l0)-l (and any comparable provisions of state, local Law) or any successor provisions. If changes are required in any of these forms as a result of information which is first available after the date on which any such form is completed and executed, the parties will act in good faith to agree on such changes.

Unless otherwise required by a final determination (within the meaning of Section 1313(a) of the Code), the Seller, the Purchaser and their respective Affiliates shall report the purchase by the Purchaser of the Purchased Stock consistent with the Elections and shall take no position inconsistent therewith in any Tax Return, in any proceeding before any Governmental Authority or otherwise.
(ii)    Within thirty (30) Business Days after the final resolution of the adjustments provided pursuant to Section 2.4, the Purchaser shall provide to the Seller a schedule which will provide for the allocation of the aggregate deemed “sale price” (as defined in Treasury Regulations Section 1.338-4) with respect to each Election among the assets of the applicable Company and its applicable Subsidiaries, and the covenants set forth in Section 6.10, which allocations shall be made in accordance with the methodology set forth on Exhibit C, which is intended to be in accordance with Section 338 of the Code and applicable Treasury Regulations thereunder or comparable provisions of state or local Law (each such schedule, the “Company Allocation Statement”). The Company Allocation Statement shall be subject to the review and consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned. The Seller shall have the right to withhold its consent to any portion of the Company Allocation Statement by written notice to the Purchaser. If the Seller does not object to the Company Allocation Statement by written notice to the Purchaser within thirty (30) days after receipt by the Seller of the Company Allocation Statement, then the Company Allocation Statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement; provided, however, that such Company Allocation Statement shall be subject to adjustment upon and as a result of any adjustment under this Agreement to the amounts used to determine the allocations set forth in the Company Allocation Statement. If the Seller objects to the Company Allocation Statement (or any portion thereof), it shall notify the Purchaser in writing of its objection to the Company Allocation Statement within thirty (30) days after receipt by the Seller of the Company Allocation Statement and shall set forth in such written notice the disputed item or items and the basis for its objection, and the Seller and the Purchaser shall act in good faith to resolve any such dispute for a period of thirty (30) days thereafter. If, within thirty (30) days of the Seller’s delivery of a valid written notice of objection to the Company Allocation Statement, the Purchaser and the Seller have not reached an agreement regarding the disputed item or items specified in such written notice, the item or items in question shall be resolved by the Accountants in accordance with the procedures set forth in Section 2.4(d), which resolution shall be made in accordance with the methodology set forth in Exhibit C. In the event that any adjustment to the Final Purchase Price is paid between the parties pursuant to the terms of this Agreement, the Purchaser shall provide the Seller revised Company Allocation Statement and the principles of this Section 6.7(h)(ii) shall apply to each such revised Company Allocation Statement in the same manner as though such revised Company Allocation Statement were the Company Allocation Statement originally provided by the Purchaser to the Seller.
(iii)    Each of the Purchaser and the Seller and their respective Affiliates shall, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), (A) prepare and file all Tax Returns, including all IRS Forms 8023 and 8883, in a manner consistent with the Elections and the Company Allocation Statement, in each case, as finally determined pursuant to this Section 6.7(h) (subject to adjustment in accordance with this Section 6.7(h) in the event of any adjustment to the Final Purchase Price) and (B) take no position in any

Tax Return, proceeding, Tax contest or otherwise that is inconsistent with the Elections or the Company Allocation Statement, in each case, as finally determined pursuant to this Section 6.7(h) (subject to adjustment in accordance with this Section 6.7(h) in the event of any adjustment to the Final Purchase Price). In the event that any of the allocations set forth in the Company Allocation Statement are disputed by any Governmental Authority, the party receiving notice of such dispute shall promptly provide written notification to the other party of such dispute, consult with the other party concerning the resolution of such dispute, and use reasonable best efforts to contest such dispute in a manner consistent with the Company Allocation Statement.
(i)    Treatment of Certain Payments. The Purchaser and the Seller agree to treat any amounts payable after the Closing by the Seller to the Purchaser (or by the Purchaser to the Seller) pursuant to this Agreement (including, for the avoidance of doubt, any adjustment payments made pursuant to Sections 2.4(e) and 2.4(f) and any indemnification and other payments made pursuant to Article 9) as an adjustment to the consideration received by the Seller from the Purchaser in exchange for the Purchased Stock, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code) by the appropriate Governmental Authority.
(j)    Allocation of Base Amount. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that the Base Amount shall be allocated as follows: (i) $257,400,000 of the Base Amount shall be allocated to the ZWB Common Stock, and (ii) $17,600,000 of the Base Amount shall be allocated to the RLC Common Stock. The parties shall take no position inconsistent with such allocation in any Tax Return, in any proceeding before any Governmental Authority or otherwise.
6.8    Indemnification of Officers and Directors. Following the Closing Date, the Companies shall include and maintain in effect in their Organizational Documents for a period of six years after the Closing Date, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors (or their equivalent) thereof and advancement of expenses which are, with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such Organizational Documents as of the date of this Agreement.
6.9    Financing.
(a)    During the Pre-Closing Period, the Seller and the Companies shall provide, and shall cause the other Target Companies to provide, and shall use commercially reasonable efforts to cause their respective representatives, including legal and accounting advisors, to provide commercially reasonable cooperation requested by the Purchaser in connection with the Financing and any other financing arranged by the Purchaser in connection with the transactions contemplated by this Agreement; provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Target Companies, that the Purchaser shall reimburse the Seller for all out-of-pocket costs and expenses incurred in connection with such cooperation and that the Target Companies shall not be required to approve or execute any agreements, certificates or other documents relating to the Financing or any other financing arranged by the Purchaser in connection with the transactions contemplated by this Agreement prior to the Effective Time..

(b)    The Purchaser shall use commercially reasonable efforts to either (in its discretion) (i) arrange the Financing as promptly as reasonably practicable on the terms and conditions described in the Financing Letter, including using commercially reasonable efforts to (A) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Letter or on other terms not materially less favorable to the Purchaser (as determined in the reasonable judgment of the Purchaser) and (B) to satisfy on a timely basis all conditions applicable to the Purchaser in such definitive agreements that are within its control or (ii) arrange alternative financing from alternative sources as promptly as reasonably practicable on terms and conditions not materially less favorable to the Purchaser than the terms and conditions described in the Financing Letter (as determined in the reasonable judgment of the Purchaser), including using commercially reasonable efforts to (A) negotiate definitive agreements with respect thereto on terms and conditions not materially less favorable to the Purchaser than the terms and conditions described in the Financing Letter (as determined in the reasonable judgment of the Purchaser) and (B) to satisfy on a timely basis all conditions applicable to the Purchaser in such definitive agreements that are within its control. The Purchaser shall keep the Companies and the Seller reasonably apprised of material developments relating to the Financing or any other financing arranged by the Purchaser in connection with transactions contemplated by this Agreement.
(c)    All confidential information regarding the Target Companies obtained by the Purchaser or its representatives pursuant to this Section 6.9 shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that the Purchaser and its representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Financing or other financing arranged by the Purchaser in connection with the transactions contemplated by this Agreement, including disclosing information to financing sources, rating agencies and prospective lenders and investors in connection therewith subject to their entering into customary confidential undertakings with respect to such information.
6.10    Restrictive Covenants. The parties hereto agree that the Purchaser is relying on the covenants and agreements set forth in this section, that without such covenants the Purchaser would not enter into this Agreement or the transactions contemplated hereby, and that the Final Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable.
(a)    Non-Competition. In furtherance of the purchase and sale of the Purchased Stock by virtue of the transactions contemplated hereby, to more effectively protect the value of the Business, and to induce the Purchaser to consummate the transactions contemplated hereby, the Seller covenants and agrees that during the Term, Seller will not, nor will Seller permit any Seller Controlled Party to, directly or indirectly, individually or as an investor, lender, owner, securityholder, partner, member, director, manager, officer, employee, consultant, sales or leasing representative, manufacturer’s representative, customer or agent of any other Person, invest, engage or participate in, or receive any discount, revenue or other compensation or economic benefit in connection with, any business that is competitive with the Business (including any presently contemplated expansions or extensions thereof) or the business of the Purchaser (as conducted as of the Closing Date), anywhere throughout the world. Notwithstanding the foregoing, nothing contained in this Section 6.10(a) shall prohibit the Seller and/or the Seller Controlled Parties from: (i) conducting parking-related business activities in the area of downtown Orlando, Florida bounded by West South Street, West Anderson Avenue, South Division Avenue and South Terry Avenue, or (ii) owning less than two percent (2%) of any class of stock listed on a national securities exchange or traded in the over-the-counter market. The “Term” shall mean the period beginning on the Closing Date and ending upon the fifth (5th) anniversary of the Closing Date; provided, however, that in the event of a breach or violation by the Seller of Sections 6.10(a), (b), or (d), the Term shall be extended by a period of time equal to the period of time during which Seller or the Seller Controlled Parties, directly or indirectly, violate the terms of Sections 6.10(a), (b), or (d).
(b)    Non-Solicitation. Without limiting the generality of the provisions of Section 6.10(a) above, the Seller hereby covenants and agrees that during the Term, Seller will not, nor will Seller permit any Seller Controlled Party to, directly or indirectly, (i) solicit, or participate as employee, agent, consultant, owner, lender, securityholder, director, manager, partner, member or in any other individual or representative capacity in any business which solicits, business from any Person that is or was a vendor or customer of the Business during the twelve (12) month period preceding the Closing Date, or from any successor in interest to any such Person, in any case for the purpose of securing business or contracts related to the Business or any portion thereof; provided, however, that the Seller and/or any Seller Controlled Party may, directly or indirectly, continue to do business with any such vendor or customer, so long as the business conducted between the Seller and/or Seller Controlled Party and such vendors or customers does not compete with the Business or otherwise interfere with the Business or adversely influence or alter such vendor’s or customer’s relationship with the Target Companies; or (ii) seek or attempt to influence or alter, or participate as employee, agent, consultant, owner, lender, securityholder, director, manager, partner, member or in any other individual or representative capacity in any business which seeks or attempts to influence or alter, any such Person’s relationship with the Purchaser or the Target Companies.
(c)    Confidentiality. The Seller and, prior to the Closing, the Companies shall, and each shall cause their respective Affiliates and representatives to, maintain the confidentiality of, and refrain from using or disclosing to any Person, all Confidential Information, except to the extent disclosure is required by Law. In the event that such party reasonably believes after consultation with counsel that it is required by Law to disclose any Confidential Information, such party will (i) provide the Purchaser with prompt notice before such disclosure so that the Purchaser may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information and (ii) cooperate with the Purchaser in attempting to obtain such order or assurance, at Purchaser’s expense.
(d)    Interference with Relationships. The Seller hereby covenants and agrees that during the Term, Seller will not, nor will Seller permit any Seller Controlled Party to, directly or indirectly, employ, engage or recruit, solicit, contact or approach for employment or engagement, or participate as an employee, agent, consultant, owner, securityholder, director, manager, partner, member or in any other individual or representative capacity in any business that employs, engages, recruits, solicits, contacts or approaches for employment or engagement, any Person that serves as an employee or consultant of the Business on the date hereof or has served as an employee or consultant of the Business within the twelve (12) months immediately preceding the Closing Date, or otherwise seek or attempt to influence or alter any such Person’s relationship with the Purchaser or the Target Companies. Notwithstanding the foregoing, nothing contained in this Section 6.10(d)

shall prohibit the Seller and/or the Seller Controlled Parties from employing, engaging, recruiting, soliciting, contacting or approaching for employment or engagement, (i) any of the Seller’s family members (including, but not limited to, his children Zachary Mateer, William Mateer and Bailey Mateer), and (ii) any Person listed on Section 6.10(d) of the Purchaser Disclosure Letter on or after the date that is the number of months following the Closing Date set forth opposite such individual’s name on Section 6.10(d) of the Purchaser Disclosure Letter.
(e)    Non-Disparagement. During the Term, (i) neither the Seller nor any Seller Controlled Party shall, directly or indirectly, make any statement or any other expressions (in writing, orally or otherwise) on television, radio, the internet, social media or other media or to any third party, including in communications with any customers, vendors, prospects, employees, consultants, sales or leasing representatives or distributors, which are in any way disparaging of the Purchaser, the Target Companies, or any of their respective Affiliates or the products and services of the Purchaser, the Target Companies or the Business or any portion thereof, and (ii) the Purchaser shall not, directly or indirectly, make any statement or any other expressions (in writing, orally or otherwise) on television, radio, the internet, social media or other media or to any third party, including in communications with any customers, vendors, prospects, employees, consultants, sales or leasing representatives or distributors, which are in any way disparaging of the Seller or any Seller Controlled Party; provided, however, that nothing in this Section 6.10(e) shall prohibit any party hereto and its Affiliates from making any statement in connection with a suit, action, claim, proceeding, investigation, audit, arbitration or mediation in which such party or such Affiliate, as applicable, is under oath or responding to a subpoena or is otherwise required by Law to cooperate with a Governmental Authority and, provided further that any such statement shall not be deemed to violate this Section 6.10(e).
(f)    Blue-Pencil. If any court of competent jurisdiction or arbitrator shall at any time deem the term of any particular restrictive covenant contained in this Section 6.10 too lengthy or the geographic area covered too extensive, the other provisions of this Section 6.10 shall nevertheless stand, the Term shall be deemed to be the longest period permissible by Law (that is less than the Term as set forth in this Agreement) under the circumstances and the geographic area covered shall be deemed to comprise the largest territory permissible by Law under the circumstances. The court or arbitrator in each case shall reduce the Term and/or geographic area covered to permissible duration or size.
(g)    Remedies. The Seller acknowledges and agrees that the covenants set forth in this Section 6.10 are reasonable and necessary for the protection of the Purchaser’s business interests, that the covenants set forth in this Section 6.10 will not interfere with his ability to earn a living, that irreparable injury will result to the Purchaser if the Seller breaches any of the terms of this Section 6.10, and that in the event of an actual or threatened breach by the Seller of any of the provisions contained in this Section 6.10, the Purchaser will have no adequate remedy at Law. The Seller accordingly agrees that in the event of any actual or threatened breach by him of any of the provisions contained in this Section 6.10 or in the event of any actual or threatened breach by the Companies of Section 6.10(c), the Purchaser shall be entitled to injunctive and other equitable relief without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages and (iii) the necessity of showing that monetary damages are an inadequate remedy.

Nothing contained herein shall be construed as prohibiting the Purchaser from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. The Seller shall be liable for any breach by the Seller Controlled Parties of this Section 6.10.
6.11    Waiver, Release and Discharge.
(a)    Effective upon the Closing, the Seller, on the Seller’s own behalf and on behalf of the Seller’s Affiliates, heirs, successors, trustees, executors, administrators, assigns and any other Person that may claim by, through or in the right of the Seller, hereby irrevocably waives, releases and discharges the Target Companies, and each of their respective present and former directors, managers, officers, agents, employees and representatives (collectively, the “Releasees”) from any and all Liabilities of any kind or nature whatsoever, whether in his capacity as an equity holder, officer, director or manager of any Target Company or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising hereunder or under any other agreement or understanding or otherwise at law or equity, and the Seller shall not seek to recover any amounts or any other remedy in connection therewith or thereunder from any Releasee; provided, however, that the release described in this Section 6.11(a) shall not include a release of any Releasee’s obligations to Seller pursuant to the terms of this Agreement or any of the Transaction Documents.
(b)    Effective upon the Closing, the Target Companies, on their own behalf and on behalf of their respective controlled Affiliates, present and former directors, managers, officers, agents, employees and representatives, assigns and any other Person that may claim by, through or in the right of the Target Companies, hereby irrevocably waive, release and discharge the Seller and each of his Affiliates, heirs, successors, trustees, executors, administrators, assigns from any and all Liabilities of any kind or nature whatsoever, whether in his capacity as an equity holder, officer, director or manager of any Target Company or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising hereunder or under any other agreement or understanding or otherwise at law or equity, and the Target Companies shall not seek to recover any amounts or any other remedy in connection therewith or thereunder from any of such released Persons; provided, however, that the release described in this Section 6.11(b) shall not include a release of the Seller’s obligations to the Purchaser or the Target Companies pursuant to the terms of this Agreement or any of the Transaction Documents.
6.12    Financial Statements and Reports.
(a)    As promptly as practicable and in any event no later than fifteen (15) days after the end of each calendar month ending during the Pre-Closing Period, the Companies will deliver to the Purchaser true and complete copies of the unaudited consolidated balance sheet, and the related unaudited consolidated statements of income, changes in equity and cash flows, of the Target Companies for each such calendar month and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which financial statements shall be prepared in accordance with GAAP (but will lack footnote disclosure and be subject to year-end adjustments) and shall be certified in writing to the Purchaser as true and correct in all respects by the Chief Financial Officer of the Target Companies.

(b)    As promptly as practicable, the Companies will deliver to the Purchaser true and complete copies of such other financial statements, reports and analyses as the Purchaser may otherwise reasonably request.
(c)    The parties acknowledge and agree that the 2017 Financial Statements have not been finalized as of the date of this Agreement and will be delivered to the Purchaser as promptly as practicable after the date hereof, and in any event no later than November 23, 2018. The 2017 Financial Statements shall be based upon, and be consistent in all material respects with, the Draft Financial Statements provided to Purchaser on the date hereof.
(d)    The Seller shall, and shall cause the Companies and his and their prospective Affiliates to, provide such cooperation and assistance as the Purchaser may request, in connection with the preparation and audit of the Purchaser’s consolidated annual financial statements, the preparation and review of any interim consolidated financial statements, the preparation of any related disclosures, discussion or analysis, and the preparation and filing or submission of any filings or reports with the SEC. Further, the Seller agrees to provide to (i) the Purchaser’s auditor (the “Purchaser Auditor”), as and when requested by the Purchaser or the Purchaser Auditor, letters of representation and any other certifications reasonably requested by the Purchaser and/or the Purchaser Auditor and (ii) the Target Companies’ auditor (the “Company Auditor”), as and when requested by the Purchaser or the Company Auditor, letters of representation and any other certifications reasonably requested by the Purchaser and/or the Company Auditor.
6.13    Stock of RLC.
(a)    Prior to the Closing, the Seller shall cause RLC to purchase from Stephen Rynn, and shall cause Stephen Rynn to sell to RLC, all of the shares of RLC Common Stock owned by Stephen Rynn, free and clear of all Liens, restrictions on transfer, options, warrants, rights, calls, commitments, proxies or other contract rights, such that, as a result of such redemption, the Seller shall own beneficially and of record 100% of the shares of RLC Common Stock as of the Closing (the “RLC Redemption”). The Seller shall, and shall cause RLC and Stephen Rynn to, terminate that certain Shareholders’ Agreement of RLC, dated as of May 8, 2013, by and among RLC, the Seller and Stephen Rynn, as amended, any other voting agreements, voting trusts, shareholder agreements or other agreements, commitments or understandings with respect to the voting, transfer, issuance or registration of the capital stock or other equity securities of RLC and/or its Subsidiaries and any agreement, option, warrant, or right to subscribe or purchase capital stock or other equity securities of RLC and/or its Subsidiaries held by Stephen Rynn. The Seller shall cause RLC to obtain all consents, authorizations and approvals and shall provide all notices necessary to effectuate the RLC Redemption and shall consummate such RLC Redemption in compliance with all applicable Laws. In connection with the RLC Redemption, Seller shall cause RLC to require Stephen Rynn to enter into an agreement pursuant to which Stephen Rynn shall agree to be subject to the same restrictive covenants as set forth in Section 6.10. The Seller shall deliver to the Purchaser copies of all agreements, documents, certificates and instruments entered into and/or delivered in connection with the consummation of the RLC Redemption.
(b)    Prior to the Closing, the Seller shall pay James D’Ottavio all remaining amounts owed to James D’Ottavio in connection with the Seller’s purchase of two thousand five hundred (2,500) shares of RLC Common Stock pursuant to that certain Release and Settlement Agreement, dated as of May 3, 2017, by and among ZWB, RLC, Home Serv Delivery, LLC, the Seller and James D’Ottavio and all assignments, stock powers and agreements entered into in connection therewith (the “RLC Payment”).
6.14    WARN Act. Seller and Purchaser understand and agree that the transactions contemplated by this Agreement meet the sale of business exclusion (29 U.S.C. § 2101(b)(1)) and therefore do not constitute an event under the WARN Act, as Purchaser hereby covenants and agrees that for a period of ninety (90) days following the Closing, it will maintain the employment of a sufficient number of the employees of each Target Company so that no Target Company is required to provide any notification required by the WARN Act as a result of the transactions contemplated by this Agreement; and, if Seller or the Target Companies subsequently incur any losses or liability for failure to comply with the WARN Act as a result of Purchaser’s failure to maintain the employment of, a sufficient number of employees of each Target Company for a period of ninety (90) days after the Closing, Purchaser shall indemnify Seller for any and all such losses or liability.

6.15    Assignment. The Companies shall, and the Companies shall cause the other Target Companies to execute and deliver such additional documents, instruments, conveyances and assurances and to take, or cause to be taken, all actions and to do, or cause to be done, all things as may be reasonably required by the Purchaser to consummate and make effective as promptly as practicable the assignment by Bags, Inc. of all of its assets (including all contracts, instrument, leases or other agreements to which it is a party or otherwise subject or bound) to Baggage Airline Guest Services, Inc.
ARTICLE 7
CONDITIONS PRECEDENT TO THE CLOSING; TERMINATION
7.1    Mutual Conditions Precedent to Obligations of All Parties. The mutual obligations of the Purchaser, the Seller and the Companies under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions:
(a)    No Legal Obstruction. No suit, action or proceeding by any third party or Governmental Authority with respect to the transactions contemplated hereby shall be pending or threatened in writing and no judgment, award, order or decree shall have been entered in any such suit, action or proceeding that would have the effect of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, (ii) otherwise preventing the consummation of such transactions or (iii) imposing material limitations on such transactions and/or the ability of any party hereto to perform its obligations hereunder or under any Transaction Document.
(b)    HSR Act. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

7.2    Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of the Purchaser:
(a)    Performance. The Seller and the Companies shall have complied with and performed all obligations, covenants and agreements under this Agreement or any Transaction Document to be complied with or performed thereby in whole or in part prior to the Closing.
(b)    Representations and Warranties. The representations and warranties of or concerning the Seller and the Target Companies contained in this Agreement and each Transaction Document that are qualified as to their materiality shall be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of such time, and any such representations and warranties that are not so qualified shall be true and correct in all respects as of the date hereof and in all material respects as of the Closing as if made at and as of such time (except that (i) the accuracy of representations and warranties that expressly speak only as of a specified date will be determined as of such date and (ii) Fundamental Representations shall be true and correct in all respects as of the Closing as if made at and as of such time).
(c)    No Material Adverse Effect. No event, change or circumstance shall have occurred or arisen or exist which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on any of the Target Companies.
(d)    Bring Down Certificate. The Purchaser shall have received a certificate, dated as of the Closing Date, duly executed by the Seller and an officer of each Company, certifying the fulfillment of the conditions set forth in Sections 7.2(a), (b), and (c) (the “Company Bring Down Certificate”) and representing that Section 4.5 is true and correct as of the Closing with the reference to the Draft Financial Statements being replaced with a reference to the final 2017 Financial Statements.
(e)    Closing Deliveries. The Purchaser shall have received correct and complete copies of all documents and other items to be delivered thereto under Section 8.2 of this Agreement.
(f)    Consents and Approvals. All Required Consents, Required Notices and all other approvals, authorizations, orders and consents of, filings or registrations with, and notices to, any Governmental Authority (whether or not scheduled) necessary to permit the Seller and the Target Companies to perform their respective obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, in form and substance satisfactory to the Purchaser.
(g)    Financing. The conditions precedent to the Financing under the Financing Letter or the conditions precedent to any other financing arranged by the Purchaser in connection with the transactions contemplated by this Agreement under the applicable financing documents shall have been satisfied or waived and the financing thereunder shall be available to the Purchaser. For purposes of this Section 7.2(g), the parties hereto agree that the financing under the Financing Letter or other financing agreement shall be deemed not to be “available to the Purchaser” in the event the Purchaser duly requests the funds to be provided under such financing in accordance with the applicable documents and the applicable financing sources do not (for any reason) provide such funds to the Purchaser (provided that the Purchaser has complied with its obligations under Section 6.9(b)).
(h)    S Corporation Elections; Q-Sub Elections. The S Corporation Election for each Company and the Q-Sub Election for each Subsidiary of each Company set forth in Section 4.21(t) of the Company Disclosure Letter shall be in effect immediately prior to the Closing. No Target Company shall have received any notice of the type described in Section 6.6(a)(iv) and no event, condition, fact or circumstance of the type described in Section 6.6(a)(iv) shall have occurred or arisen.
7.3    Conditions Precedent to Obligations of the Seller and the Companies. The obligations of the Seller and the Companies under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of the Seller and the Companies:
(a)    Performance. The Purchaser shall have complied with and performed all obligations, covenants and agreements under this Agreement or any Transaction Document to be complied with or performed thereby in whole or in part prior to the Closing.
(b)    Representations and Warranties. The representations and warranties of or concerning the Purchaser contained in this Agreement and each Transaction Document that are qualified as to their materiality shall be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of such time, and any such representations and warranties that are not so qualified shall be true and correct in all respects as of the date hereof and true and correct in all material respects as of the Closing as if made at and as of such time (except that (i) the accuracy of representations and warranties that expressly speak only as of a specified date will be determined as of such date and (ii) Fundamental Representations shall be true and correct in all respects as of the Closing as if made at and as of such time).
(c)    Bring Down Certificate. The Seller and the Companies shall have received a certificate, dated as of the Closing Date, duly executed by an officer of the Purchaser, certifying the fulfillment of the conditions set forth in Sections 7.3(a) and (b) (“Purchaser Bring Down Certificate”).
(d)    Closing Deliveries. The Seller and the Companies shall have received correct and complete copies of all documents and other items to be delivered thereto under Section 8.3 of this Agreement.
7.4    Termination.
(a)    Termination of Agreement. This Agreement may be terminated and abandoned at any time prior to the consummation of the Closing under the following circumstances:

(i)    upon the mutual written consent of the Purchaser, the Seller and the Companies;
(ii)    if the Closing shall not have occurred before December 1, 2018 (the “Outside Date”), by the Purchaser at any time on or after the Outside Date so long as (A) the closing delivery set forth in Section 8.3(e) (Purchaser Bring Down Certificate) has been delivered to the Seller and the closing delivery set forth in Section 8.3(g) (Funds Due Seller at Closing) is capable of being delivered to the Seller, and (B) the closing deliveries set forth in Sections 8.2(g) (Required Consents and Required Notices), 8.2(p) (Company Bring Down Certificate), and 8.2(t) (2017 Financial Statements) have not all been delivered to Purchaser or the closing delivery set forth in Section 8.2(u) (RLC Matters) is not capable of being delivered to Purchaser; provided, however, that the Outside Date may be extended by forty-five (45) days by the Companies and the Seller by written notice to the Purchaser if the Closing shall not have occurred as a result of the conditions set forth in Section 7.1(b) failing to have been satisfied, if the Companies and the Seller reasonably believe in good faith that the relevant conditions will be satisfied during such extension period;
(iii)    by the Purchaser, if the Seller or any Company shall have breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Purchaser to the Seller or the applicable Company thereof, and which breach would give rise to the failure of a condition set forth in Sections 7.1 or 7.2;
(iv)    if the Closing shall not have occurred before the Outside Date, by the Seller and the Companies, at any time on or after the Outside Date so long as (A) the closing deliveries set forth in Sections 8.2(g) (Required Consents and Required Notices), 8.2(p) (Company Bring Down Certificate), and 8.2(t) (2017 Financial Statements) have all been delivered to Purchaser and the closing delivery set forth in Section 8.2(u) (RLC Matters) is capable of being delivered to Purchaser, and (B) the closing delivery set forth in Section 8.3(e) (Purchaser Bring Down Certificate) has not been delivered to the Seller or the closing delivery set forth in Section 8.3(g) (Funds Due Seller at Closing) is not capable of being delivered to the Seller; provided, however, that the Outside Date may be extended by forty-five (45) days by the Purchaser by written notice to the Seller and the Companies if the Closing shall not have occurred as a result of the conditions set forth in Sections 7.1(b) failing to have been satisfied, if the Purchaser reasonably believes in good faith that the relevant conditions will be satisfied during such extension period;
(v)    by the Seller and the Companies, if the Purchaser shall have breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Seller or any Company to the Purchaser thereof, and which breach would give rise to the failure of a condition set forth in Sections 7.1 or 7.3; or
(vi)    by either the Seller and the Companies, on the one hand, or the Purchaser, on the other hand, if any Law or Governmental Authority prohibits consummation of the transactions contemplated hereby or if any judgment, award, order or decree of a Governmental Authority restrains, enjoins or otherwise prohibits consummation of the transactions contemplated hereby.

(b)    Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.4(a), this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto to any other party hereto or its Affiliates or their respective equity holders, partners, directors, managers and officers under this Agreement, other than (1) this Section 7.4(b) and Article 10 (which shall survive any such termination), and (2) if the Seller or the Companies, on the one hand, or the Purchaser, on the other hand, willfully breaches this Agreement in any material respect prior to such termination, such breaching party shall pay the non-breaching party an amount equal to five million dollars ($5,000,000) upon termination, which payment shall be the sole remedy and recourse to the non-breaching party.
ARTICLE 8
CLOSING
8.1    Time and Place. The transactions contemplated by this Agreement shall be consummated (the “Closing”) on the last Business Day of the month in which the conditions set forth in Article 7 have been satisfied in accordance with the provisions hereof (other than conditions with respect to actions that must by their nature take place at the Closing itself) or at such other time or date as the parties hereto may mutually agree in writing (the “Closing Date”), at the offices of Katten Muchin Rosenman LLP at 525 West Monroe Street, Chicago, Illinois 60661 or by the electronic exchange of executed documents and other closing deliverables via email transmission.
8.2    Deliveries of the Seller and the Companies. At or prior to the Closing, the Seller and the Companies will deliver or cause to be delivered to the Purchaser:
(a)    Corporate Documents. The certificate of incorporation, certificate of formation or certificate of limited partnership (or comparable entity charter documents) of each of the Target Companies as in effect at the Closing, certified by the Secretary of State of the state of its incorporation or formation as of a date not more than ten (10) calendar days prior to the Closing Date, and the bylaws, operating agreement or partnership agreement (or comparable organizational documents) of each of the Target Companies as in effect at the Closing, all of which shall be certified by the secretary (or Person performing a similar function) thereof.
(b)    Certificates of Good Standing. Certificates of good standing, dated not more than ten (10) calendar days prior to the Closing Date, with respect to each of the Target Companies, issued by the Secretary of State of the state of its incorporation or formation and by the Secretary of State of each jurisdiction in which each Target Company is qualified to do business as a foreign entity.
(c)    Resolutions. A copy of the resolutions of the board of directors or board of managers (or equivalent governing body) of each Company certified by the secretary (or Person performing a similar function) thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which such Company is a party and the performance of the transactions contemplated hereby and thereby.

(d)    Stock Certificates. Certificates representing the Purchased Stock, duly endorsed in the name of the Purchaser or accompanied by duly executed assignments or stock powers duly endorsed in blank, with all necessary stock or equity transfer stamps attached thereto.
(e)    Certificate of Non-Foreign Status. A certificate of the Seller, dated as of the Closing Date, certifying pursuant to Treasury Regulations Section 1.1445-2(b)(2), that the Seller is not a foreign person within the meaning of Sections 1445 and 897 of the Code.
(f)    IRS Forms 8023. A separate IRS Form 8023 with respect to the purchase and sale of each of the ZWB Common Stock and the RLC Common Stock, as applicable, completed in accordance with Section 6.7(h) and signed by the Seller.
(g)    Required Consents and Required Notices. All Required Consents and Required Notices, in form and substance acceptable to the Purchaser.
(h)    Payoff Letters and Lien Releases. Payoff letters for each instrument of Indebtedness of any of the Target Companies from the obligees thereunder setting forth the amounts necessary to pay off all Indebtedness under such instrument as of the Closing Date along with the per diem interest amount with respect thereto and otherwise in form and substance reasonably satisfactory to the Purchaser, and evidence reasonably satisfactory to the Purchaser of the release of all Liens held against the property of the Target Companies upon the payoff of such Indebtedness.
(i)    Resignations. Except as otherwise specified in writing by the Purchaser, resignations of all of the Target Companies’ directors or managers (or equivalent governing members) and officers, effective as of the Closing Date.
(j)    Corporate Records. All corporate minute books, stock and equity ledgers and stock and equity records of the Target Companies.
(k)    Affiliate Transaction Termination. Evidence satisfactory to the Purchaser that each of the Affiliate Transactions set forth in Section 6.4 of the Company Disclosure Letter are terminated effective on or prior to the Closing Date.
(l)    Escrow Agreement. The Escrow Agreement, duly executed by the Seller and the Escrow Agent.
(m)    Closing Date Debt and Expenses Schedule. A schedule setting forth the Closing Date Debt and Expenses.
(n)    Estimated Net Working Capital Schedule. A schedule setting forth the Estimated Net Working Capital.
(o)    Estimated Cash Schedule. A schedule setting forth the Estimated Cash.
(p)    Company Bring Down Certificate. The Company Bring Down Certificate, duly executed by the Seller and an officer of each Company.

(q)    Employment Agreements. A duly executed employment agreement on terms and conditions reasonably satisfactory to Purchaser between a Target Company, on the one hand, and each of the employees listed on Section 8.2(q) of the Purchaser Disclosure Letter, on the other hand.
(r)    Transition Services Letter Agreements. A duly executed transition services letter agreement on terms and conditions reasonably satisfactory to Purchaser between a Target Company, on the one hand, and each of the employees listed on Section 8.2(r) of the Purchaser Disclosure Letter, on the other hand.
(s)    Transaction Bonuses. Evidence that the Target Companies have paid transaction bonuses on or before the Closing Date to the employees, and in the amounts, set forth in the spreadsheet attached to the email sent from Craig Mateer to Marc Baumann on October 15, 2018 at 3:40 PM Central time (the aggregate amount of such bonuses, the “Transaction Bonus Amount”).
(t)    2017 Financial Statements. (i) the 2017 Financial Statements (which shall be based upon, and be consistent with, the Draft Financial Statements provided to Purchaser on the date hereof) and (ii) consent from the Target Companies’ auditor, whereby such auditor permits Purchaser to include their audit report on the financial statements of the Target Companies in filings made by Purchaser with the SEC (including the audit report in connection with the 2017 Financial Statements).
(u)    RLC Matters. Evidence that the RLC Redemption shall have been consummated and the RLC Payment shall have been made.
(v)    Other Documents. The items set forth on Section 8.2(v) of the Purchaser Disclosure Letter and such other documents and instruments as the Purchaser shall reasonably request in order to consummate the transactions contemplated hereby.
8.3    Deliveries of the Purchaser. At or prior to the Closing, the Purchaser will deliver to the Companies and the Seller:
(a)    Corporate Documents. The certificate of incorporation of the Purchaser as in effect at the Closing, certified by the Secretary of State of the State of Delaware as of not more than ten (10) calendar days prior to the Closing Date, and the bylaws of the Purchaser as in effect at the Closing, certified by the Secretary thereof.
(b)    Certificates of Good Standing. Certificate of good standing, dated not more than ten (10) calendar days prior to the Closing Date, with respect to the Purchaser, issued by the Secretary of State of the State of Delaware.
(c)    Resolutions. A copy of the resolutions of the board of directors of the Purchaser, certified by the secretary (or Person performing similar functions) thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this

Agreement and the Transaction Documents to which the Purchaser is a party and the performance of the transactions contemplated hereby and thereby.
(d)    Escrow Agreement. The Escrow Agreement, duly executed by the Purchaser.
(e)    Purchaser Bring Down Certificate. The Purchaser Bring Down Certificate, duly executed by an officer of the Purchaser.
(f)    Other Documents. Such other documents and instruments as the Seller and the Companies shall reasonably request in order to consummate the transactions contemplated hereby.
(g)    Funds Due Seller At Closing. The funds to be paid by Purchaser to Seller at Closing pursuant to the terms of Section 2.3(c).
ARTICLE 9
INDEMNIFICATION
9.1    Indemnification of the Purchaser. Prior to the Closing, the Seller and the Companies jointly and severally shall (and after the Closing the Seller shall), indemnify each of the Purchaser, the Affiliates of the Purchaser and their respective directors, managers, officers, members, equity holders, partners, employees, agents, subsidiaries, lenders, representatives, successors and assigns, and any Employee Benefit Plan maintained by any of the foregoing, and the fiduciaries thereof (collectively, the “Purchaser Indemnified Parties”), and save and hold each of the Purchaser Indemnified Parties harmless from and against and pay or reimburse the Purchaser Indemnified Parties as and when incurred for any and all Adverse Consequences which any Purchaser Indemnified Party may suffer, sustain or become subject to, in connection with, resulting from or arising out of, directly or indirectly:
(a)    any inaccuracy in or breach of any representation or warranty of or concerning the Target Companies or the Seller contained in this Agreement;
(b)    any nonfulfillment or breach of any covenant or agreement on the part of the Companies or the Seller under this Agreement;
(c)    any Pre-Closing Taxes;
(d)    any Indebtedness of the Target Companies or Company Transaction Expenses not taken into account in the payment under Section 2.3(a);
(e)    the captive insurance arrangement between the Target Companies and Mitigation Risk Management Insurance Co; and
(f)    the RLC Redemption.
9.2    Indemnification of the Seller. After the Closing, the Purchaser shall indemnify the Seller and his Affiliates, heirs, successors, trustees, executors, administrators and assigns (the “Seller

Indemnified Parties”) and save and hold each of the Seller Indemnified Parties harmless from and against and pay on behalf of or reimburse the Seller Indemnified Parties as and when incurred for any and all Adverse Consequences which any Seller Indemnified Party may suffer, sustain or become subject to, in connection with, resulting from or arising out of, directly or indirectly: (a) any inaccuracy in or breach of any representation or warranty of or concerning the Purchaser contained in this Agreement, (b) any nonfulfillment or breach of any covenant or agreement on the part of the Purchaser under this Agreement or (c) any Seller Guaranty.
9.3    Certain Limitations.
(a)    The representations and warranties of the parties contained in this Agreement shall survive the Closing and continue in full force and effect (i) in the case of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 4.1, 4.2, 4.3, 4.4, 4.17, 4.25, 5.1, 5.2, 5.3 and 5.5, indefinitely; (ii) in the case of the representations and warranties set forth in Sections 4.16 and 4.21 until sixty (60) days following the expiration of the applicable statute of limitations (including any extension thereof) with respect to the subject matter of such representations and warranties; and (iii) in the case of all other representations and warranties, until the date fifteen (15) months following the Closing Date. The representations and warranties identified in clauses (i) and (ii) of the immediately preceding sentence are referred to herein as the “Fundamental Representations.” Notwithstanding anything herein to the contrary, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the representation or warranty upon which such claim is based, the relevant representations and warranties shall not expire, and such claim may be pursued, until the final resolution of such claim in accordance with the provisions of this Article 9.
(b)    The Seller shall not be liable to the Purchaser Indemnified Parties under Section 9.1(a), unless and until the Adverse Consequences incurred by all Purchaser Indemnified Parties exceed, in the aggregate, $1,375,000 (the “Basket”), in which case the Seller shall be liable to the applicable Purchaser Indemnified Party for the amount of the Adverse Consequences in excess of the amount of the Basket.
(c)    The Purchaser shall not be liable to the Seller Indemnified Parties under Section 9.2(a), unless and until the Adverse Consequences incurred by all Seller Indemnified Parties exceed, in the aggregate, the Basket, in which case the Purchaser shall be liable to the applicable Seller Indemnified Party for the amount of the Adverse Consequences in excess of the amount of the Basket.
(d)    The aggregate amount required to be paid by the Seller under Section 9.1(a) shall not exceed $27,500,000 (the “Cap”).
(e)    The aggregate amount required to be paid by the Purchaser under Section 9.2(a) shall not exceed the Cap.
(f)    Notwithstanding anything to the contrary contained herein, (i) Sections 9.3(b), 9.3(c), 9.3(d) and 9.3(e) shall not apply to Adverse Consequences in connection with, resulting from or arising out of directly or indirectly, any inaccuracy in or breach of a Fundamental

Representation or any fraud, willful breach or intentional misrepresentation and (ii) no indemnification payment made by the Seller or the Purchaser, as the case may be, with respect to any Fundamental Representation or any instance of fraud, willful breach or intentional misrepresentation shall be considered in determining whether the caps in Sections 9.3(d) and (e) have been exceeded.
9.4    Indemnification Procedure.
(a)    If a Purchaser Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article 9, such party (the “Indemnified Party”) shall give written notice to the applicable indemnifying party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article 9 (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim in writing, specifying the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if the Indemnifying Party so elects in writing within ten (10) days of receiving notice of such Third Party Claim, may assume and control the defense thereof at the Indemnifying Party’s expense (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, the Indemnifying Party must first: (i) enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible for all Adverse Consequences relating to such claim and unconditionally guarantees the payment and performance of any liability or obligation that may arise with respect to such claim or the facts giving rise to such claim for indemnification and (ii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability; provided, further, that the Indemnifying Party shall not have the right to assume control of such defense if the claim which the Indemnifying Party seeks to assume control of (A) seeks non-monetary relief, (B) involves, in the case that the Indemnified Party is a Purchaser Indemnified Party, Taxes, (C) is asserted, in the case that the Indemnified Party is a Purchaser Indemnified Party, by or on behalf of a Person that is a vendor or customer of the Target Companies, (D) involves criminal or quasi-criminal allegations or (E) would, if settled or determined adversely, in the good faith judgment of the Indemnified Party, likely establish a precedential custom or practice adverse to the continuing business interests or reputation of the Indemnified Party. If the Indemnifying Party is permitted to assume and control the defense of a Third Party Claim and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, or (iii) the Indemnifying Party has failed to assume the defense and employ counsel or has failed to diligently defend and prosecute such claim; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party. If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnifying Party may enter into a settlement or consent to any judgment without the prior written consent of the Indemnified Party so long as (i) such settlement or judgment involves monetary damages only, all of which will be paid, without limitation, by the Indemnifying Party and would not result in a finding or admission of fault or culpability of any Indemnified Party, and (ii) a term of the settlement or judgment is that the Person or Persons asserting such claim unconditionally and irrevocably release all Indemnified Parties from all liability with respect to such claim; otherwise, the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any claim. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Article 9 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.
(b)    Any claim by an Indemnified Party for indemnification other than indemnification against a Third Party Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of thirty (30) calendar days within which to satisfy such claims. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have accepted such claim.
9.5    Materiality Qualifiers. For purposes of determining (i) the amount of Adverse Consequences arising from a breach of a representation or warranty for which Purchaser Indemnified Parties or Seller Indemnified Parties are entitled to indemnification under Sections 9.1(a) or 9.2(a) and (ii) whether the Basket has been exceeded, all qualifications contained in the representations and warranties of or concerning the Purchaser, the Seller or the Target Companies contained in this Agreement that are based on materiality (including all usages of “material”, “Material Adverse Effect” or similar qualifiers) will be disregarded; provided, however, that it is the understanding of the parties that for purposes of determining whether there has been a breach of any such representation or warranty, the representations and warranties of the parties contained therein shall be read as if such terms and phrases were included in them.
9.6    Investigation. The parties acknowledge and agree that each of them has had the opportunity to conduct due diligence and investigation with respect to the other (and the Target Companies), the satisfaction of which being a factor inducing such party to enter into this Agreement. Consequently, the parties acknowledge and agree that if Purchaser or Seller has actual knowledge as of the Closing of a failure of any condition set forth in Section 7.2 or Section 7.3, respectively, or of any breach by the other party of any representation, warranty, covenant, agreement, undertaking, or obligation contained in this Agreement or any certificate delivered pursuant to this Agreement, and such party proceeds with the Closing, such party shall be deemed to have waived such condition or breach and such party and its employees, representatives, officers, directors, mangers, shareholders, members, and agents, successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to this Article 9, to sue for damages or to assert any claim for indemnification pursuant to this Article 9 or other right or remedy for any Adverse Consequences relating to such condition or breach. For purposes of this Section 9.6, Purchaser shall only be deemed to have “actual knowledge” of any failure of any condition set forth in Section 7.2 or breach of this Agreement which is actually known by any employee of the Purchaser that was directly involved in the due diligence review related to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary, this Section 9.6 shall not relieve the Seller and/or the Companies from their indemnification obligations pursuant to Section 9.1(c).
9.7    Payment. Payments of all amounts owing by an Indemnifying Party under this Article 9 shall be made promptly upon a final settlement among the Indemnifying Parties and the Indemnified Parties or upon a final arbitration award or a final adjudication determined by a court of competent jurisdiction that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party under this Article 9. Payments of all amounts owing to a Purchaser Indemnified Party shall be made from the Indemnity Escrow Fund in accordance with the Escrow Agreement until the Indemnity Escrow Fund has been exhausted or otherwise released in accordance with the Escrow Agreement, and thereafter shall be made by the Seller. Any payment that is not made within ten (10) Business Days of the determination that such obligation is owing shall bear interest at a rate of ten percent (10%) per annum, or, if less, the maximum rate permitted by applicable Law. In addition, the Indemnifying Party shall reimburse the Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including reasonable legal fees and expenses) incurred in seeking to collect payment under this Article 9, and no limitation in this Article 9 shall apply to such reimbursement or to any interest paid or to be paid pursuant to this Section 9.7. If any payment for any Adverse Consequence is owed to the Purchaser under this Article 9 and payment is not made within thirty (30) days of the determination that such obligation is owing, the Purchaser may, in its sole discretion, recover some or all of such amount owed to the Purchaser under this Article 9 by setting off the amount of such indemnification obligation against any amounts then due and payable to the Seller by the Purchaser or any of its Affiliates (upon providing Seller with prompt written notice of any such setoff).
9.8    Exclusive Remedy. Other than the rights of the parties hereto to seek specific performance, injunctive or equitable relief as specifically set forth in this Agreement, the provisions of this Article 9, Section 2.4 and Section 6.7(i) set forth the sole and exclusive rights and remedies of the parties hereto for any breach of this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated by this Agreement and the Transaction Documents. Without limiting the generality of the preceding sentence, the parties hereto (a) agree that no legal action sounding in contribution, tort, strict liability or any other legal theory may be maintained by such party for any breach of this Agreement or otherwise with respect to the subject matter of this Agreement and the transactions contemplated by this Agreement and the Transaction Documents, and (b) hereby waive any and all statutory rights of contribution or indemnification that any of them might otherwise be entitled to under any Law. Notwithstanding the foregoing, the limitations in this Section 9.8 shall not apply with respect to any fraud, willful breach or intentional misrepresentation committed by a party in connection with this Agreement or the transactions contemplated by this Agreement and the Transaction Documents. Notwithstanding anything to the contrary contained in this Section 9.8, the terms and provisions of this Section 9.8 shall have no application to any termination of this Agreement effected pursuant to Section 7.4, and the provisions of Section 7.4(b) shall solely control and govern the effect of any such termination and supersede in all respects the provisions of this Section 9.8.

9.9    Mitigation. Purchaser and Seller (and their respective Affiliates) shall cooperate reasonably with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.
ARTICLE 10
MISCELLANEOUS
10.1    Successors and Assigns; Assignment. This Agreement, the other Transaction Documents and any other agreement, document or instrument executed and delivered in connection herewith shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither the Seller or the Companies, on the one hand, nor the Purchaser, on the other hand, may assign their respective rights under this Agreement except with the prior written consent of the other, which consent may be given or withheld in such party’s sole discretion; provided, however, that the Purchaser may, upon providing prior written notice to Seller, (i) assign its rights and remedies hereunder to any bank or other financial institution that has loaned funds or otherwise extended credit to it or any of its affiliates or (ii) assign its rights under this Agreement to a related or affiliated entity.
10.2    Notices. Any notice, consent or other communication to be given by any party to this Agreement shall be given in writing and may be effected by personal delivery, overnight courier, electronic mail or sent by certified, United States Mail, postage prepaid, addressed as follows (or by another means approved in writing by a party pursuant to a notice given in accordance with this Section 10.2):

If to the Purchaser:	SP Plus Corporation 200 East Randolph Street, Suite 7700 Chicago, Illinois 60601 Attention: General Counsel E-mail: rsacks@spplus.com
with a copy to (which shall not constitute notice):	Katten Muchin Rosenman LLP 525 W. Monroe Street, Suite 1900 Chicago, Illinois 60661-3693 Attention: Mark R. Grossmann, Esq. E-mail: mark.grossmann@kattenlaw.com
If to the Companies:	ZWB Holdings, Inc. 6751 Forum Drive, Suite 200 Orlando, Florida 32821 Attention: Bob Miles E-mail: bmiles@maketraveleasier.com
with a copy to (which shall not constitute notice):	GrayRobinson, P.A. 301 East Pine Street, Suite 1400 Orlando, Florida 32801 Attention: Michael E. Neukamm, Esq. E-mail: mike.neukamm@gray-robinson.com
If to the Seller:	Craig Mateer 6450 Kingspointe Parkway Unit 3 Orlando Florida 32819 E-mail: craig.c.mateer@gmail.com
with a copy to (which shall not constitute notice):	GrayRobinson, P.A. 301 East Pine Street, Suite 1400 Orlando, Florida 32801 Attention: Michael E. Neukamm, Esq. E-mail: mike.neukamm@gray-robinson.com
The date of service for any notice, consent or other communication sent in compliance with the requirements of this Section 10.2 shall be (i) the date such notice is personally delivered, (ii) three (3) days after the date of mailing if sent by certified or registered mail, (iii) the next succeeding Business Day after the date of delivery to the overnight courier if sent by overnight courier or (iv) the next succeeding Business Day after the date of transmission by electronic mail.
10.3    Amendment, Modification and Waiver. No agreement shall be effective to waive, change, modify or discharge this Agreement in whole or in part unless such agreement is in writing and is signed by the parties hereto. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
10.4    Confidentiality. The Companies and the Seller agree that neither will initiate any press releases, media releases or other public announcements concerning the transactions contemplated hereby without the prior written consent of the Purchaser. The Purchaser may, in its sole and absolute discretion, initiate one or more press releases, media releases and/or other public announcements, and otherwise make public disclosure (including in filings with the SEC), regarding this Agreement and the transactions contemplated by this Agreement. Without limiting the foregoing, the Purchaser may, following the execution hereof, file with the SEC a Current Report on Form 8-K describing this Agreement and the transactions contemplated hereby and may file a copy of this Agreement with the SEC as an exhibit to such Current Report on Form 8-K or a subsequent period report.
10.5    Time is of the Essence. The parties hereto agree that time is of the essence with regard to this Agreement.
10.6    Exhibits and Schedules. The Company Disclosure Letter, Purchaser Disclosure Letter and the schedules and exhibits attached hereto shall be deemed to be an integral part hereof.
10.7    Entire Agreement. This Agreement, including the Company Disclosure Letter, Purchaser Disclosure Letter, exhibits and schedules attached hereto and all other Transaction Documents, contains the entire agreement among the parties hereto pertaining to the transactions contemplated hereby, and fully supersedes all prior agreements and understandings, if any, among the parties hereto pertaining to such transactions, provided that the Confidentiality Non-Disclosure Agreement, dated as of August 11, 2017, by and among certain of the Target Companies and the Purchaser (the “Confidentiality Agreement”) shall remain in full force and effect until the Closing.
10.8    Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, the remainder of this Agreement shall nonetheless remain in full force and effect and such invalidity or unenforceability will not invalidate or render unenforceable such provision in any other jurisdiction.
10.9    Rules of Construction. Interpretation of this Agreement and the other Transaction Documents (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms article, section, paragraph, exhibit and schedule are references to the articles, sections, paragraphs, exhibits and schedules to this Agreement unless otherwise specified; (iii) references to “$” shall mean United States dollars; (iv) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (v) the word “or” shall not be exclusive; (vi) provisions shall apply, when appropriate, to successive events and transactions; (vii) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of the applicable agreement; (viii) a reference to any Person includes such Person’s successors and permitted assigns; (ix) references herein to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; (x) references herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; (xi) any reference to “days” means calendar days unless Business Days are expressly specified; (xii) this Agreement and the other Transaction Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; and (xiii) references to delivery of documents and information hereunder shall mean either (A) the posting of such documents or information in the electronic “data room” maintained on behalf of the parties hereto at least two (2) Business Days prior to the date hereof, provided that such documents and information were labeled and classified in a manner such that a reasonable person, using reasonable diligence, would understand that such document was in such electronic data room, or (B) the delivery of such documents to Purchaser in a manner that would comply with the notice provisions of Section 10.2.
10.10    Binding Effect. This Agreement shall not be binding upon any party hereto unless and until all parties hereto have executed this Agreement.
10.11    Choice of Law. As part of the consideration and mutual promises being exchanged and given in connection with this Agreement, the parties hereto agree that all claims, controversies and disputes of any kind or nature arising under or relating in any way to the enforcement or interpretation of this Agreement or to the parties’ dealings, rights or obligations in connection herewith, including disputes relating to the negotiations for, inducements to enter into, or execution of, this Agreement, and disputes concerning the interpretation, enforceability, performance, breach, termination or validity of all or any portion of this Agreement shall be governed by the laws of the State of Delaware without regard to its choice or conflicts of laws principles.
10.12    Disputes.
(a)    Disputes. Subject to Section 2.4 (which will govern any dispute arising under Section 2.4), Section 6.7(a)(i), Section 6.7(a)(ii), Section 6.7(h)(ii) and Section 6.7(i) (which will each govern any dispute arising under such applicable section), the parties hereto agree that all claims, controversies and disputes of any kind or nature relating in any way to the enforcement or interpretation of this Agreement or to the parties’ dealings, rights or obligations in connection herewith, including any appeals related thereto, shall be exclusively resolved by final and binding arbitration before Judicial Arbitration and Mediation Services (“JAMS”). The parties further agree that any disagreement as to whether a particular type of claim, controversy or dispute is subject to arbitration shall, regardless of the nature of the dispute, be decided exclusively by the arbitrators, and not by a court, it being the parties’ intention that no dispute or controversy relating in any manner whatsoever to this Agreement or their dealings in connection herewith (including any appeals related thereto) shall be submitted to litigation in a state or federal court. All arbitration proceedings (including related appeals) shall be conducted pursuant to JAMS’ Comprehensive Arbitration Rules and Procedures (“JAMS Rules”). Arbitration shall be conducted exclusively in Atlanta, Georgia, before three (3) neutral arbitrators (the “Arbitration Panel”) domiciled there, who shall be appointed by agreement of the parties or, in the event the parties are unable to agree on three (3) arbitrators within ten (10) calendar days following the commencement of the arbitration (or sooner if a party submits a request for injunctive or interim relief before an agreement on arbitrators has been reached), in accordance with Rule 15 of the JAMS Rules. The Arbitration Panel shall select one individual to serve as its Chairperson of the Arbitration Panel (the “Chair”). At the request of a party, the Chair shall have the discretion to order examination by deposition of witnesses to the extent the Chair deems such additional discovery relevant and appropriate. To the extent permitted by law, the Arbitration Panel shall have the authority to issue subpoenas to third parties for documents and/or testimony at deposition or hearing. Depositions shall be limited to a maximum of four (4) per party and, in the case of party witnesses, shall be held within fourteen (14) days of the Arbitration Panel’s approval of a request. Additional depositions may be scheduled only by agreement of the parties, or with the permission of the Chair, and for good cause shown. Each deposition shall be limited to a maximum duration of six (6) hours. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The Arbitration Panel shall award attorneys’ fees to the prevailing party, and shall have the discretion to make a full or partial award of attorneys’ fees based upon their determination of the extent to which a party achieved the relief sought in its pleadings or prevailed with respect to the issues in controversy. Either party may apply to the arbitrators seeking injunctive or equitable relief and the panel is authorized to grant such relief, with or without bond at the discretion of the panel. The arbitration, including the arbitration award, shall be governed by the Federal Arbitration Act (9 U.S.C. § 1, et seq.), and judgment upon the award may be confirmed and entered by any court having competent jurisdiction over the parties or their assets. The parties shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing, meaning that all materials disclosed in the arbitration may not be used for any purpose other than the arbitration, except as may be necessary in connection with a judicial challenge to an award or its enforcement, or unless otherwise required by Law or judicial decision.
(b)    Financing Sources. Notwithstanding anything to the contrary contained herein, each of the parties hereto agrees that it will not bring (and will not permit any of its Subsidiaries to bring, or support any other party in bringing) any action, cause of action, claim, cross-claim or third-party claim of any kind, whether in law of in equity, whether in contract or in tort or otherwise against any lenders involved in the Financing or any other financing in any way relating to this Agreement or any of the transactions contemplated hereby, including any disputes arising out of or relating in any way to the Financing or any other financing, the Financing Letter or other financing arrangement or the performance thereof, in any forum other than the Supreme Court of the State of New York sitting in the Borough of Manhattan of the City of New York, or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of New York.
10.13    Survival of Covenants. The covenants of the parties to be performed subsequent to Closing shall survive Closing for the periods stated therein or, if no period is stated, until they have been fully performed.
10.14    No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except as otherwise expressly provided in Article 9 and Section

6.11. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters, regardless of the knowledge of any of the parties. Except as otherwise expressly provided in Article 9, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
10.15    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
10.16    Counterparts. This Agreement may be executed in multiple counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving the existence of terms of this Agreement.
10.17    Electronic Execution and Delivery. A facsimile, PDF or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties by facsimile, e-mail or other electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party, all parties agree to execute an original of this Agreement as well as any facsimile or reproduction thereof. The parties hereto hereby agree that neither shall raise the execution of facsimile, PDF or other reproduction of this Agreement, or the fact that any signature or document was transmitted or communicated by facsimile, e-mail or other electronic transmission device, as a defense to the formation of this Agreement.
10.18    Specific Performance. The parties acknowledge that their obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event any party should default in the performance of its obligations under this Agreement. Accordingly, in the event of any such breach, the non-defaulting parties shall be entitled to seek equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent such breaches of this Agreement and to order the defaulting party to affirmatively carry out its obligations under this Agreement, and such defaulting party hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach or that an award of specific performance is not an appropriate remedy for any reason of law or equity. Such equitable relief shall be in addition to any other remedy to which the parties hereto are entitled to at law or in equity as a remedy for such nonperformance, breach or threatened breach. Each party hereby waives any requirements for the securing or posting of any bond in connection with such equitable remedy. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any party, each of which expressly reserve any and all rights and remedies available to it at law or in equity in the event of any breach or default by the other parties under this Agreement, subject to the limitations set forth in Section 9.8.
10.19    Expenses. The Seller hereby agrees that all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby on behalf of the Seller and/or the Target Companies prior to the Effective Time shall be paid by the Seller or the Target Companies, whether or not the Closing shall have occurred or this Agreement is terminated. The Purchaser hereby agrees that all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby on behalf of the Purchaser shall be paid by the Purchaser, whether or not the Closing shall have occurred or this Agreement is terminated. Notwithstanding the foregoing, the Purchaser shall pay all of the filing fees required to be paid under the HSR Act in connection with any filings.
10.20    Post-Acquisition Attorney-Client Issues.
(a)    Certain Additional Defined Terms. For purposes of this Section 10.20, the following terms will have the following meanings:
(i)    “Attorney-Client Communication’” means any communication occurring on or prior to Closing between Law Firm, on the one hand, and any of the Target Companies, Seller, or any of their respective Affiliates, on the other hand, that relates solely to the Contemplated Transaction, including any representation, warranty, or covenant of any party under this Agreement or any of the Transaction Documents.
(ii)    “Purchaser Parties” means the Purchaser and its Affiliates and Subsidiaries, including without limitation, after the Closing, the Target Companies.

(iii)    “Contemplated Transaction” means the transactions expressly contemplated by this Agreement and the Transaction Documents.
(iv)    “Law Firm” means GrayRobinson, P.A., a Florida professional association.

(b)    The Seller’s Post-Acquisition Use of Law Firm. Each party acknowledges that (i) one or more of the Target Companies and the Seller have retained Law Firm to act as its or his counsel in connection with the Contemplated Transactions, (ii) Law Firm has not acted as counsel for any other Person in connection with the Contemplated Transactions, and (iii) no Person other than the Target Companies and the Seller has the status of a Law Firm client for conflict of interest or any other purpose as a result thereof. The Purchaser hereby: (1) waives and will not assert, and will cause each other Purchaser Party to waive and not assert, any conflict of interest relating to Law Firm’s representation after the Closing of the Seller or any of the Seller’s Affiliates in any matter involving any Contemplated Transaction (including any litigation, arbitration, mediation, or other proceeding relating thereto), and (2) consents to, and will cause each other Purchaser Party to consent to, any such representation, even though in each case (x) the interests of the Seller and/

or the Seller’s Affiliate may be directly adverse to one or more of the Purchaser Parties, (y) Law Firm may have represented the Target Companies in a substantially related matter, or (z) Law Firm may be handling other ongoing matters for any Purchaser Party (provided, it is understood that, following the Closing, Law Firm will no longer represent any Target Company unless specifically requested by the Purchaser, and all appropriate conflict waivers are obtained from the Seller and the Purchaser).
(c)     Purchaser’s Non-Access to Target Companies’ Legal Records regarding Contemplated Transactions. Purchaser agrees that, after the Closing, no Purchaser Party will have any right to access or control any of Law Firm’s records relating specifically to the Contemplated Transaction, which records will be the property of (and be controlled by) Seller and/or Seller’s Affiliates, as applicable.
(d)    Seller’s Retention of Attorney-Client Privilege with Respect to Sell-Side Acquisition Legal Representation. Purchaser agrees, on its own behalf and on behalf of each other Purchaser Party, that from and after Closing: (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to Seller and will not pass to or be claimed by Purchaser, any Target Company, or any of their respective Affiliates and Subsidiaries, and (ii) Seller will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Purchaser will not, and will cause each Purchaser Party not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not Seller or a Seller’s Affiliate; or (y) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not Seller or a Seller’s Affiliate. Furthermore, Purchaser agrees, on its own behalf and on behalf of each other Purchaser Party, that in the event of a dispute between Seller or any Seller’s Affiliate, on the one hand, and any of the Target Companies, on the other hand, arising out of or relating to any matter in which Law Firm jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to Seller or Seller’s Affiliate any information or documents developed or shared during the course of Law Firm’s joint representation.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

/s/ Craig Mateer
Craig Mateer

COMPANIES:

ZWB HOLDINGS, INC., a Florida corporation

By: /s/ Craig Mateer
Name: Craig Mateer
Title: Chief Executive Officer

RYNN’S LUGGAGE CORPORATION, a Pennsylvania corporation

By: /s/ Craig Mateer
Name: Craig Mateer
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASER:

SP PLUS CORPORATION, a Delaware corporation

By: /s/ G Marc Baumann
Name: G Marc Baumann
Title: President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]